 Exhibit 4.1

Conformed Copy

Published Deal CUSIP Number: 760760AS7

Published Revolver CUSIP Number: 760760AT5

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 26, 2024

among

REPUBLIC SERVICES, INC.,
as the Company,

USE CANADA HOLDINGS, INC.,

as the Canadian Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.

and
WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

BARCLAYS BANK PLC, BNP PARIBAS, MIZUHO BANK, LTD., PNC Bank, National
Association, ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING
CORPORATION, THE BANK OF NOVA SCOTIA, The Toronto-Dominion Bank, New
York Branch, TRUIST BANK,

and

U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

The Other Lenders Party Hereto

BofA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

J.P. Morgan Securities LLC,
as Sustainability Structuring Agent

i

SCHEDULES

1.01(a)	Allied Unrestricted Subsidiaries
1.01(b)	Excluded Subsidiaries
1.01(c)	L/C Issuers and Letter of Credit Commitments
1.01(d)	Disqualified Lenders
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
2.18	Sustainability Table
5.07	ERISA Matters
5.12	Environmental Matters
5.16	Material Subsidiaries
7.02	Existing Liens
7.06	Existing Subsidiary Indebtedness
7.12	Existing Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Report of Letter of Credit Information
G	U.S. Tax Compliance Certificates
H	Notice of Loan Prepayment
I	Pricing Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of July 26, 2024, among REPUBLIC SERVICES, INC., a Delaware corporation (the “Company”), USE CANADA HOLDINGS, INC., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Company, the lenders party thereto and the Administrative Agent have entered into that certain Amended and Restated Credit Agreement, dated as August 17, 2021 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing 2021 Credit Agreement”).

The Company has requested and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed to amend and restate the Existing 2021 Credit Agreement and extend certain credit facilities to the Company on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Plan” means any Plan which was originally established and maintained by a Person other than a Borrower or an ERISA Affiliate and which became, or hereafter becomes, a Plan as a result of an Acquisition by a Borrower or any Subsidiary.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company, the Canadian Borrower or the Subsidiary is the surviving or resulting entity.

“Administrative Agent” means Bank of America (whether acting directly or indirectly through any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, for each currency set forth in this Agreement, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to the applicable currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currency” means either of Dollars or Canadian Dollars, as applicable.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.20.

“Allied Unrestricted Subsidiary” means each Subsidiary of Allied Waste Industries, LLC, a Delaware limited liability company, set forth on Schedule 1.01(a).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates as the Administrative Agent or the applicable L/C Issuer reasonably deems appropriate), to be the exchange rate for the purchase of Canadian Dollars with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the L/C Issuer, as the case may be, using any reasonable method of determination its deems appropriate in its reasonable discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension denominated in Canadian Dollars, the rate per annum equal to Daily Simple CORRA plus the Daily Simple CORRA Adjustment; provided that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in Canadian Dollars.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator satisfactory to the Administrative Agent) (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent, in its reasonable discretion, from time to time) (in such case, the “Term CORRA Rate”) on the day that is two (2) Business Days prior to the first day of such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period; provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in Canadian Dollars. The parties hereto acknowledge that, after the Effective Date, the availability of Alternative Currency Term Rate Loans shall be subject to the last sentence of Section 2.01 and no Alternative Currency Term Rate Loans shall be permitted hereunder until the Term CORRA License Confirmation Date.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrowers and their respective Affiliates from time to time concerning or relating to bribery, money laundering or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and the UK Bribery Act of 2010, as each may be amended from time to time.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to Canadian Dollars, the applicable administrator for the Relevant Rate for Canadian Dollars or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Pricing Level for the applicable Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s	Facility Fee	Applicable Margin for Term SOFR Loans, Daily SOFR Loans, Alternative Currency Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans and Canadian Prime Rate Swing Line Loans
1	≥ A/A2	0.055%	0.695%	0.000%
2	A-/A3	0.070%	0.805%	0.000%
3	BBB+/Baa1	0.080%	0.920%	0.000%
4	BBB/Baa2	0.100%	1.025%	0.025%
5	≤ BBB-/Baa3	0.150%	1.100%	0.100%

“Debt Rating” means, as of any date of determination, the debt rating of the Company’s non-credit-enhanced, senior unsecured long-term debt as determined by either of S&P or Moody’s (each a “Debt Rating”, and collectively, the “Debt Ratings”).

For purposes of each of the rates set forth in the table above such rates shall be the applicable rate per annum determined as of the day of receipt by the Administrative Agent from the Company of evidence satisfactory to the Administrative Agent of the then-applicable Debt Rating. The applicable Debt Rating for determining the Pricing Level shall be the highest Debt Rating of the Company; provided, that (i) if the two Debt Ratings differ by more than one level, the Pricing Level applicable to the level that is one level lower than the higher Debt Rating shall apply, (ii) if the Company has only one Debt Rating, the Pricing Level applicable to the level of that Debt Rating shall apply, and (iii) if the Company does not have any Debt Rating, Pricing Level 5 shall apply. Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03 (or, if earlier, on the date that the Administrative Agent becomes aware of such public announcement) and ending on the date immediately preceding the effective date of the next such change.

It is hereby understood and agreed that the Applicable Rate with respect to Base Rate Loans and Canadian Prime Rate Swing Line Loans, Term SOFR Loans, Daily SOFR Loans and Alternative Currency Loans, and the Facility Fee shall be adjusted from time to time based upon the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment (to be calculated and applied as set forth in Section 2.18); provided that in no event shall the Applicable Rate be less than zero.

“Applicable Time” means, with respect to any Borrowings and payments in Canadian Dollars, the local time in the place of settlement for Canadian Dollars as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person, on any date, (a) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (b) in respect of any Securitization Transaction, the aggregate principal amount of obligations owed by such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.5%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Browning-Ferris Indenture” means the Restated Indenture dated as of September 1, 1991, between Browning-Ferris Industries, LLC (f/k/a Browning-Ferris Industries, Inc.), a Delaware limited liability company, and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, N.A. (formerly Chase Bank of Texas, N.A.) as successor trustee to First City, Texas-Houston, N.A., including all amendments thereto, all supplements thereto and any amendments and restatements or refinancings thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that, if such day relates to any interest rate settings as to an Alternative Currency Loan or a Canadian Prime Rate Swing Line Loan, any fundings, disbursements, settlements and payment in respect of such Alternative Currency Loan or Canadian Prime Rate Swing Line Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect to any such Alternative Currency Loan or any such Canadian Prime Rate Swing Line Loan, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the interbank market for such currency other than a day on which banking institutions in Toronto, Ontario are authorized by law to close.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $1,000,000,000. The Canadian Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains or has ever contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollar Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $1,000,000,000. The Canadian Dollar Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Canadian Dollar Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Commitments. The Canadian Dollar Swing Line Sublimit is part of, and not in addition to, the Swing Line Sublimit and the Aggregate Commitments.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Canadian L/C” means a Letter of Credit which is denominated in Canadian Dollars.

“Canadian MEPP” means a pension plan (a) that is a “multi-employer pension plan” as such term is defined under the Pension Benefits Act (Ontario) or equivalent federal or provincial pension standards legislation; (b) that is contributed to or required to be contributed to by a Borrower; and (c) which is not maintained or administered by a Borrower.

“Canadian Pension Plan” means a pension plan or plan that is subject to applicable pension benefits legislation in any jurisdiction of Canada and that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Borrower or any Subsidiary thereof. For greater certainty, a “Canadian Pension Plan” shall not include a “Canadian MEPP”.

“Canadian Prime Rate” means, for any day, a fluctuating rate per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent (acting through its Canada branch) which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers, and (b) the Term CORRA Rate for a one (1) month term that is two (2) Business Days prior to such date plus the Term CORRA Adjustment plus 0.50% per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person; and if the Canadian Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Prime Rate Swing Line Loans” means a Swing Line Loan denominated in Canadian Dollars that bears interest based on the Canadian Prime Rate.

“Canadian Sanctions List” means the list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the United Nations Al-Qaida and Taliban Regulations and/or the Special Economic Measures Act (Canada)

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease or finance lease on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)            (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any Gates Entity (as hereinafter defined) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 25% of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company (“Voting Securities”) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) any one or more of Cascade Investment, L.L.C. (“Cascade”), the Bill & Melinda Gates Foundation Trust (the “Trust”), any entity directly or indirectly owned or controlled by Cascade or the Trust, or any Person directly or indirectly controlling Cascade, the Trust or any such entity, or any trustee of any of the foregoing (collectively, the “Gates Entities”) becomes the “beneficial owner”, directly or indirectly, of Voting Securities of the Company sufficient to cause the aggregate “beneficial ownership” of Voting Securities of the Company by all of the Gates Entities to exceed 49% of the Voting Securities of the Company on a fully-diluted basis (and taking into account all such securities that the Gates Entities have the right to acquire pursuant to any option right);

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)            the Company shall, at any time, cease to own, directly or indirectly, Equity Interests of the Canadian Borrower representing at least fifty percent (50%) of (i) the economic interests of the Canadian Borrower and (ii) the voting power of the Canadian Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Canadian Borrower.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to any Borrower or the Borrowers, as applicable, pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency, and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Computation Period” means any period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Daily SOFR, Term SOFR, CORRA, Daily Simple CORRA, Term CORRA Rate or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Daily SOFR”, “Term SOFR”, “CORRA”, “Daily Simple CORRA”, “Term CORRA Rate”, “Alternative Currency Daily Rate”, “Alternative Currency Term Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and applicability and/or length of lookback periods and the basis for calculating interest for Canadian Dollars) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to the Company and its Subsidiaries for any Computation Period, the sum of, without duplication, (a) Consolidated Net Income during such Computation Period, plus (b) the following, in each case to the extent deducted in computing Consolidated Net Income during such Computation Period: (i) Consolidated Interest Expense; (ii) taxes on income; (iii) depreciation, amortization and depletion; (iv) accretion; (v) loss on extinguishment of Indebtedness, (vi) non-cash charges incurred with respect to the Company’s withdrawal liabilities disclosed on Schedule 5.07 and (vii) non-cash write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business; provided that, to the extent that any Acquisition has been consummated during a Computation Period, Consolidated EBITDA shall be computed on a pro forma basis in accordance with Article 11 of Regulation S-X of the SEC or in a manner otherwise approved by the Administrative Agent for the purposes of determining the Total Debt to EBITDA Ratio; provided, further, that in any Computation Period in which pro forma adjustments are made in accordance with the foregoing proviso, the Company’s Chief Financial Officer (or other approved Responsible Officer) will, at the time that it submits each applicable Compliance Certificate, include documentation (including calculations) in form and detail satisfactory to the Administrative Agent as to the historical operating results and adjustments included in such Computation Period.

“Consolidated Interest Expense” means, with respect to any Computation Period, the gross interest expense of the Company and its Subsidiaries, including, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense and (iv) consolidated yield or discount accrued on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Company and/or its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

“Consolidated Net Income” means, for any Computation Period, the gross revenues from operations of the Company and its Subsidiaries, less all operating and non-operating expenses of the Company and its Subsidiaries, including taxes on income but excluding all non-cash, non-recurring charges and all extraordinary gains or losses.

“Consolidated Tangible Assets” means the consolidated total assets of the Company and its Subsidiaries, but excluding goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and any other intangible assets.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (subject to any limitation set forth in such guaranty) or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (b) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means, with respect to any applicable determination date, the Canadian Overnight Repo Rate Average administered and published on the fifth Business Day preceding such date by the Bank of Canada (or any successor administrator satisfactory to the Administrative Agent); provided that if such determination date is not a Business Day, then CORRA means such rate that applied on the first Business Day immediately prior thereto.

“Covered Entity” has the meaning specified in Section 10.21(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” has the meaning specified in Section 9.11.

“Daily Simple CORRA” means the rate per annum equal to CORRA determined for any day pursuant to the definition thereof; provided that if Daily Simple CORRA determined in accordance with the foregoing would otherwise be less than zero, Daily Simple CORRA shall be deemed zero for purposes of this Agreement.  Any change in Daily Simple CORRA shall be effective from and including the date of such change without further notice.

“Daily Simple CORRA Adjustment” means 0.29547% (29.547 basis points) per annum.

“Daily SOFR” means the rate per annum, with respect to any applicable determination date, equal to SOFR published on the second U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source) (provided however that if such determination date is not a U.S. Government Securities Business Day, then the rate that applied on the first U.S. Government Securities Business Day immediately prior thereto shall apply) plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Loan” means a Committed Loan that bears interest at a rate based on Daily SOFR.

“Daily SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, a Daily SOFR Loan or an Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within three (3) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer, the Swing Line Lender and each Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Disqualified Lender” means each Person described on Schedule 1.01(d).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent Amount” means (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to a Canadian Dollar amount, the equivalent amount thereof in Dollars as determined via calculation of such amount based upon the rate of exchange for the purchase of Dollars with Canadian Dollars which, as of the applicable date, was most recently provided (either by publication or otherwise provided to the Administrative Agent or the applicable L/C Issuer, as applicable), by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as applicable using any method of determination it deems appropriate in its reasonable discretion). Any determination by the Administrative Agent or the applicable L/C Issuer pursuant to clause (b) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (for the avoidance of doubt, excluding Puerto Rico).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claims” means all written claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means any and all U.S. or Canadian federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which are treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the termination of a Multiemployer Plan under 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means each Subsidiary set forth on Schedule 1.01(b) and each other Subsidiary that is approved from time to time as an Excluded Subsidiary by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any Canadian federal withholding taxes imposed on amounts paid or credited to or for the account of a Recipient as a result of such Recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Borrower, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Borrower or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” of a Borrower, except, in each case, where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, solely as a result of the Recipient having become a party to, or received or enforced any rights under, a Loan Document, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing 2021 Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means those standby letters of credit existing on the Effective Date and set forth on Schedule 2.03 attached hereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) that certain letter agreement, dated June 14, 2024, among the Company, the Administrative Agent and BofA Securities, Inc., and (b) those certain letter agreements between the Company and the other Arrangers.

“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is U.S. Person, any Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, any Lender that is resident in or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” has the meaning specified in the definition of Contingent Obligation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Term CORRA Lender” has the meaning specified in Section 9.13.

“Indebtedness” means, for any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all reimbursement or payment obligations of such Person with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to Capital Leases; (g) Attributable Indebtedness; (h) all indebtedness of the types referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of any such Indebtedness shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; and (i) all Guaranty Obligations of such Person in respect of Indebtedness of the types described above; provided that Indebtedness shall not include obligations arising out of the endorsement of instruments for deposit or collection in the ordinary course of business. For all purposes of this Agreement, the Indebtedness of any Person shall include all Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (other than any such Indebtedness which is expressly non-recourse to such Person).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial KPI Metrics Report” means the Sustainability Report including the Sustainability Assurance Provider’s verification statement of the method of calculation of each KPI Metric as of December 31, 2023.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under any U.S. or Canadian federal, state, provincial, territorial or foreign law, including any Debtor Relief Law.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, Daily SOFR Loan, Alternative Currency Daily Rate Loan or Canadian Prime Rate Swing Line Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan or an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), Daily SOFR Loan and Canadian Prime Rate Swing Line Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date; and (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan or Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or, except with respect to any Loan bearing interest based on CORRA, six months thereafter, as selected by the Company or applicable Borrower in its Committed Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or Alternative Currency Term Rate Loan such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period pertaining to a Term SOFR Loan or Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date.

“Investment” has the meaning specified in Section 7.05.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and a Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.20.

“KPI’s” has the meaning specified in Section 2.18(a).

“KPI Metric” means each of the Renewable Energy Amount and the Total Recordable Incident Rate.

“KPI Metrics Report” means an annual report containing the KPI Metrics which are reviewed and assured by the Sustainability Assurance Provider and setting forth the calculations for each KPI Metric for a specific calendar year.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial determinations, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, licenses and authorizations of any Governmental Authority applicable to a Borrower and permits of, and agreements with, any Governmental Authority, applicable to a Borrower, any Lender or the Administrative Agent.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof (including any reinstatement pursuant to Section 2.03(b)(iv)).

“L/C Issuer” means (i) each Lender set forth on Schedule 1.01(c), for so long as such Lender shall have a Letter of Credit Commitment for the issuance of Letters of Credit by such L/C Issuer under this Agreement, and each L/C Issuer’s Letter of Credit Commitment shall initially be as set forth on Schedule 1.01(c), (ii) any replacement letter of credit issuer arising under Section 9.06 and (iii) any other Lender or any Affiliate of a Lender which has agreed in a writing (which writing shall set forth the initial Letter of Credit Commitment for all Letters of Credit to be issued by such L/C Issuer under this Agreement, which Letter of Credit Commitment shall automatically be deemed to supplement Schedule 1.01(c) hereto) to become an “L/C Issuer” hereunder and has been approved by the Company and the Administrative Agent; provided that in the case of any Existing Letter of Credit that was issued through an Affiliate of an L/C Issuer, such Letter of Credit shall be deemed for purposes of Section 2.03 to have been issued by such L/C Issuer. All singular references to the L/C Issuer shall mean any L/C Issuer, the L/C Issuer that has issued the applicable Letter of Credit, or all L/C Issuers, as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate of the Dollar amount and, as applicable, the Dollar Equivalent Amount available to be drawn under all outstanding Letters of Credit plus the aggregate of the Dollar amount and, as applicable, the Dollar Equivalent Amount of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder (including any Canadian L/C issued pursuant to Section 2.03(a)(iv)) and shall include each Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Commitment” means, as to any L/C Issuer at any time, the amount set forth on Schedule 1.01(c) (as such schedule may be updated from time to time pursuant to Section 2.03 or otherwise, which update shall be provided to the Administrative Agent for incorporation into such updated Schedule 1.01(c)).

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a report substantially in the form of Exhibit F hereto or any other form approved by the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, and any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Document” means each of this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement and the Fee Letters; and “Loan Documents” means two or more of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

“Material Financial Obligation” means Indebtedness, Attributable Indebtedness, Contingent Obligations and obligations under Swap Contracts of the Company or any Subsidiary, and obligations of the Company or any Subsidiary in respect of any Securitization Transaction, in an aggregate amount (or, in the case of a Swap Contract, having a Swap Termination Value), for all such Indebtedness, Attributable Indebtedness, Contingent Obligations, obligations under Swap Contracts and obligations in respect of Securitization Transactions, but without duplication, equal to $200,000,000 or more.

“Material Subsidiary” means, as of any date of determination, each direct or indirect Domestic Subsidiary (other than an Excluded Subsidiary) that (a) has total assets (including Equity Interests in other Subsidiaries) equal to or greater than 5% of consolidated total assets of the Company and its Subsidiaries (calculated as of the end of the most recent fiscal period for which financial statements are available), or has revenues equal to or greater than 5% of the consolidated total revenues of the Company and its Subsidiaries (calculated for the most recent four-fiscal quarter period for which financial statements are available), (b) is designated by the Company as a Material Subsidiary, or (c) guarantees any Senior Note Indebtedness.

“Maturity Date” means July 26, 2029, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate (i) may have any liability or (ii) has made or been obligated to contribute to during the preceding five plan years.

“Non-Extending Lenders” has the meaning specified in Section 2.17(b).

“Non-SOFR Successor Rate” has the meaning specified in Section 3.03(d).

“Note” means a promissory note made by any Borrower or Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent Amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent Amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuers, or the Swing Line Lender, as the case may be, in compliance with applicable banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA, other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability. For greater certainty, “Pension Plan” does not include a “Canadian Pension Plan” or a “Canadian MEPP”.

“Permitted Liens” has the meaning specified in Section 7.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability, and includes any Pension Plan.

“Plan Acquisition Date” means, with respect to any Acquired Plan, the first date on which the Company or any ERISA Affiliate may have any liability with respect to such Acquired Plan.

“Platform” has the meaning specified in Section 6.02.

“Pricing Certificate” means a certificate substantially in the form of Exhibit I executed by a Responsible Officer of the Company and attaching (a) true and correct copies of the KPI Metrics Report for the most recently ended calendar year and setting forth the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment, in each case for the period covered thereby and computations in reasonable detail in respect thereof and (b) a review report of the Sustainability Assurance Provider confirming that the Sustainability Assurance Provider is not aware of any modifications that should be made to such computations.

“Pricing Certificate Inaccuracy” has the meaning specified in Section 2.18.

“Priority Indebtedness” means, at any time, the sum (determined on a consolidated basis without duplication) of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries secured by Liens permitted under clause (k) of Section 7.02 of this Agreement plus (ii) the aggregate Investment or claim held at such time by all purchasers, assignees or other transferees of (or interests in) receivables and other rights to payment in all Securitization Transactions plus (iii) the aggregate outstanding amount of Indebtedness of the Company’s Subsidiaries (other than Indebtedness of the Canadian Borrower incurred under this Agreement) at such time permitted under clause (d) of Section 7.06.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Rate Determination Date” means the day that is the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent in its reasonable discretion; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“Related Party” or “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR or Daily SOFR, and (b) Canadian Dollars, Daily Simple CORRA, the Term CORRA Rate or Canadian Prime Rate, as applicable.

“Renewable Energy Amount” means, for any calendar year of the Company, the billions of standard cubic feet of beneficial reuse of Biogas. For purposes of this definition, “Biogas” means a mixture of gases, primarily methane, produced through the fermentation of organic waste in landfills.

“Renewable Energy Applicable Rate Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.020%, if the Renewable Energy Amount for such period as set forth in the KPI Metrics Report is less than the Renewable Energy Threshold A for such period, (b) 0.000%, if the Renewable Energy Amount for such period as set forth in the KPI Metrics Report is less than the Renewable Energy Target A for such period but greater than or equal to the Renewable Energy Threshold A for such period, and (c) negative 0.020%, if the Renewable Energy Amount for such period as set forth in the KPI Metrics Report is greater than or equal to the Renewable Energy Target A for such period.

“Renewable Energy Facility Fee Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.005%, if the Renewable Energy Amount for such period as set forth in the KPI Metrics Report is less than the Renewable Energy Threshold A for such period, (b) 0.000%, if the Renewable Energy Amount for such period as set forth in the KPI Metrics Report is less than the Renewable Energy Target A for such period but greater than or equal to the Renewable Energy Threshold A for such period, and (c) negative 0.005%, if the Renewable Energy Amount for such period as set forth in the KPI Metrics Report is greater than or equal to the Renewable Energy Target A for such period.

“Renewable Energy Target A” means, with respect to any calendar year, the Renewable Energy Target A for such calendar year as set forth in the Sustainability Table.

“Renewable Energy Threshold A” means, with respect to any calendar year, the Renewable Energy Threshold A for such calendar year as set forth in the Sustainability Table.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Republic Indentures” means (i) that certain Indenture dated as of September 8, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, (ii) that certain Indenture dated as of November 25, 2009 between the Company and U.S. Bank National Association, as Trustee, and (iii) that certain Indenture dated as of May 21, 2012 between the Company and Wells Fargo Bank, National Association, as Trustee, including, in each case, all amendments thereto, supplements thereto and any amendments and restatements or refinancings thereof.

“Republic Insurance Entity” means Bom Ambiente Insurance Company, a Cayman Islands exempted company, Republic Services Risk Management, Inc., a Delaware corporation, RSG Cayman Group, Inc., a Delaware corporation, Saguaro National Captive Insurance Company, an Arizona corporation, Global Indemnity Assurance Company, a Vermont insurance company, and each other Subsidiary formed in connection with any captive insurance program that is approved from time to time as a Republic Insurance Entity by the Administrative Agent.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have expired or been terminated pursuant to Section 8.02 or otherwise, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, any senior vice president or any vice president of a Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to financial matters, the chief financial officer, the vice president-finance, vice president - treasury, the treasurer or any assistant treasurer of a Borrower, or any other officer having substantially the same authority and responsibility; and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent; or, with respect to corporate offices and authority, the secretary or assistant secretary of the applicable Borrower or any other officer having the same authority and responsibility. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Cash” means that amount of cash of the Company and its Subsidiaries held by or pledged to trustees for industrial revenue bonds and tax-exempt financings that is included on the balance sheet of the Company, at any date of determination, in the line item “Restricted Cash.”

“Restricted Payment” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be determined by the Administrative Agent or the L/C Issuers, as the case may be, in its or their reasonable discretion, as applicable, to be customary in the applicable location for disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the Canadian Government, the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes Oxley” means the Sarbanes Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(d).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Securitization Subsidiary” means any special purpose, bankruptcy remote Subsidiary of the Company that purchases accounts receivable, lease receivables or other payment obligations generated by the Company or any of its Subsidiaries in connection with any Securitization Transaction.

“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or any Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting, securing or otherwise relating to any such receivables or other payment obligations.

“Senior Note Indebtedness” means any Indebtedness outstanding under any of the Senior Note Indentures.

“Senior Note Indentures” means, collectively, the Republic Indentures, the Browning-Ferris Indenture and any additional Indentures pursuant to which the Company or its Subsidiaries from time to time issue any senior notes in accordance with the provisions of this Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 0.10% (10.0 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SOFR Successor Rate” has the meaning specified in Section 3.03(c).

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)            the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

(b)            it is then able and expects to be able to pay its debts as they mature; and

(c)            it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Successor Rate” means each of the SOFR Successor Rate and any successor rate with respect to Loans in Canadian Dollars pursuant to Section 3.03(d).

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Sustainability Assurance Provider” means a qualified external reviewer, independent of the Company and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing that shall review and assure the KPI Metrics. As of the date hereof, the term Sustainability Assurance Provider means LRQA Group Limited; provided that a replacement sustainability assurance provider may be designated from time to time by the Company if any such replacement Sustainability Assurance Provider (a) shall be (i) a qualified external reviewer, independent of the Company and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing or (ii) another firm designated by the Company and approved by the Required Lenders, and (b) shall apply substantially the same auditing standards and methodology used in the Initial KPI Metrics Report, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by the Company and approved by the Required Lenders.

“Sustainability Facility Fee Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the Renewable Energy Facility Fee Adjustment Amount (whether positive, negative or zero), plus (b) the TRIR Facility Fee Adjustment Amount (whether positive, negative or zero), in each case for such period.

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 2.18.

“Sustainability Rate Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the Renewable Energy Applicable Rate Adjustment Amount (whether positive, negative or zero), plus (b) the TRIR Applicable Rate Adjustment Amount (whether positive, negative or zero), in each case for such period.

“Sustainability Report” means the annual non-financial disclosure report prepared by the Company, containing the KPI Metrics reviewed by the Sustainability Assurance Provider, and publicly reported by the Company and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Company).

“Sustainability Structuring Agent” means J.P. Morgan Securities LLC, in its capacity as sustainability structuring agent hereunder.

“Sustainability Table” means the Sustainability Table set forth on Schedule 2.18.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America (including Bank of America, Canada branch for Swing Line Loans denominated in Canadian Dollars) in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company or applicable Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA Adjustment” means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (ii) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Term CORRA License Confirmation Date” means the date on which the Administrative Agent notifies the Company in writing that all Impacted Term CORRA Lenders have received the necessary licenses, permits and approvals for the use of the Term CORRA Rate hereunder.

“Term CORRA Rate” has the meaning specified in the definition of Alternative Currency Term Rate.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Debt” means, at any time, the sum (determined on a consolidated basis and without duplication) of all Indebtedness of the Company and its Subsidiaries, excluding contingent obligations with respect to Surety Instruments (other than any letter of credit issued for the account of the Company or any Subsidiary to support Indebtedness of a Person other than the Company or any Subsidiary).

“Total Debt to EBITDA Ratio” means in respect of any Computation Period the ratio of (a) Total Debt minus Restricted Cash minus any outstanding tax-exempt bonds that are included in Total Debt and that are held by the Company or a Subsidiary as an Investment included on the balance sheet of the Company or a Subsidiary pending the remarketing or repayment thereof, in each case as at the end of such Computation Period, to (b) Consolidated EBITDA for such Computation Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Recordable Incident Rate” means, for any given calendar year, an average of incident rates recorded per total hours worked by employees calculated as the ratio of (a) (i) the number of injuries and illnesses suffered by employees of the Company and its Subsidiaries times (ii) 200,000 divided by (b) the total hours worked by employees of the Company and its Subsidiaries, as measured in accordance with the recordkeeping and reporting rules of the United States Department of Labor – Occupational Safety and Health Administration Severe Injury Reports (or any replacement therefor).

“TRIR Applicable Rate Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.020%, if the Total Recordable Incident Rate for such period as set forth in the KPI Metrics Report is greater than the TRIR Threshold B for such period, (b) 0.000%, if the Total Recordable Incident Rate for such period as set forth in the KPI Metrics Report is less than or equal to the TRIR Threshold B for such period but more than the TRIR Target B for such period, and (c) negative 0.020%, if the Total Recordable Incident Rate for such period as set forth in the KPI Metrics Report is less than or equal to TRIR Target B for such period.

“TRIR Facility Fee Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.005%, if the Total Recordable Incident Rate for such period as set forth in the KPI Metrics Report is greater than the TRIR Threshold B for such period, (b) 0.000%, if the Total Recordable Incident Rate for such period as set forth in the KPI Metrics Report is less than or equal to the TRIR Threshold B for such period but greater than the TRIR Target B for such period , and (c) negative 0.005%, if the Total Recordable Incident Rate for such period as set forth in the KPI Metrics Report is less than or equal to TRIR Target B for such period.

“TRIR Target B” means, with respect to any calendar year, the TRIR Target B for such calendar year as set forth in the Sustainability Table.

“TRIR Threshold B” means, with respect to any calendar year, the TRIR Threshold B for such calendar year as set forth in the Sustainability Table.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, Term SOFR Loan, Daily SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Valuation Date” means any of (a) with respect to any Committed Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, each in the applicable party’s reasonable discretion, (b) the date of any L/C Borrowing, and (c) with respect to any Letter of Credit each of the following: (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Canadian Dollars, (iv) in the case of all Existing Letters of Credit denominated in Canadian Dollars, the Effective Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock, membership interests or other Equity Interests of each class having ordinary voting power, and 100% of the capital stock, membership interests or other Equity Interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03        Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein and without giving effect to any change in GAAP which would require the Company to “mark-for-market” its obligations under Swap Contracts (unless (i) the Company and the Required Lenders agree to give effect to such changes or (ii) the Company has recognized a gain or loss as a result of such Swap Contract). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Company for the fiscal year ended December 31, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. For the avoidance of doubt, GAAP shall take into effect any changes resulting from the adoption of FASB ASU 2018-15 (Intangibles – Goodwill and Other – Internal Use Software; Subtopic 350-40).

(c)            Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04         Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount, or, in the case of a Canadian L/C, the Dollar Equivalent Amount of the stated amount, of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount, or, in the case of a Canadian L/C, the Dollar Equivalent Amount of the maximum stated amount, of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07         Interest Rates; Licensing.

(a)            The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b)            By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and such licenses, permits and approvals.

1.08         Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or applicable L/C Issuer, as applicable, shall determine the Dollar Equivalent Amounts of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars. Such Dollar Equivalent shall become effective as of the applicable Valuation Date and shall be the Dollar Equivalent of such amounts until the immediately following Valuation Date. Except for purposes of financial statements delivered by Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b)            Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in Canadian Dollars, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) in Dollars or in Canadian Dollars to any Borrower or the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all Loans denominated in Canadian Dollars shall not exceed the Canadian Dollar Sublimit, (iii) the aggregate Outstanding Amount of all Loans made to the Canadian Borrower shall not exceed the Canadian Borrower Sublimit, and (iv) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, Term SOFR Loans, Daily SOFR Loans, Alternative Currency Daily Rate Loans or, after the Term CORRA License Confirmation Date, Alternative Currency Term Rate Loans, as further provided herein. Notwithstanding anything to the contrary set forth herein, after the Effective Date, no Alternative Currency Term Rate Loans may be requested by the Borrowers hereunder and the Lenders shall have no obligation to make Committed Loans as Alternative Currency Term Rate Loans until the occurrence of the Term CORRA License Confirmation Date.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)            Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Loans or Alternative Currency Term Rate Loans shall be made upon the Company’s or the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 1:00 p.m. two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans or Daily SOFR Loans, (ii) 2:00 p.m. on the requested date of any Borrowing of or conversion to Base Rate Committed Loans, (iii) 2:00 p.m. one (1) Business Day prior to the requested date of any Borrowing of or continuation of Daily SOFR Loans or any conversion of Base Rate Loans to Daily SOFR Loans or Daily SOFR Loans to Base Rate Loans, and (iv) 1:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of or continuation of Alternative Currency Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans, Daily SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the currency and the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the applicable Borrower. If the Company or the applicable Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company or applicable Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Committed Loans shall be continued as Alternative Currency Term Rate Loans with an Interest Period of one (1) month. Any such automatic conversion of Term SOFR Loans to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Company or applicable Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as provided pursuant to Section 2.12(a) and Section 3.03, no Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be repaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount and currency of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company or applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Alternative Currency Term Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of Committed Loans denominated in Dollars, and not later than the Applicable Time in the case of any Committed Loan denominated in Canadian Dollars, in each case, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by such Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.

(c)            Except as otherwise provided herein, a Term SOFR Loan or Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable. During the existence of a Default, no Loans may be requested as, converted to or continued as a Term SOFR Loan, Daily SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, unless the Administrative Agent otherwise consents, there shall not be more than fifteen Interest Periods in effect with respect to Committed Loans.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.

(g)            With respect to SOFR, Daily SOFR, Daily Simple CORRA, Term SOFR, Term CORRA or CORRA, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

2.03         Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower or Borrowers or their respective Subsidiaries, as applicable, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings properly drawn under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or Borrowers or their respective Subsidiaries, as applicable, and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (y) the aggregate amount available to be drawn under all Letters of Credit issued by the applicable L/C Issuer issuing such Letter of Credit shall not exceed such L/C Issuer’s Letter of Credit Commitment (provided that any L/C Issuer may, following a request from the Company or the applicable Borrower and in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such L/C Issuer’s Letter of Credit Commitment so long as the other conditions to the issuance of any such Letters of Credit are satisfied). Each request by the Company or applicable Borrower or Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, such Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof. Each Borrower agrees to promptly notify the Administrative Agent of the designation of any Lender or Affiliate of a Lender as an L/C Issuer.

(ii)           No L/C Issuer shall issue any Letter of Credit, if:

(A)            subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than eighteen months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it (it being understood that the applicable L/C Issuer shall promptly notify the Company and the Administrative Agent of any of the foregoing events or circumstances);

(B)            the issuance of such Letter of Credit would violate one or more applicable policies of such L/C Issuer;

(C)            such Letter of Credit is to be denominated in a currency other than Dollars, or, only in the case of Bank of America as L/C Issuer, in a currency other than Dollars or Canadian Dollars;

(D)            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E)            any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either (i) the Letter of Credit then proposed to be issued as to which the L/C Issuer has potential Fronting Exposure or (ii) that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual Fronting Exposure, in each case, as it may elect in its sole discretion; or

(F)             the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C issuer would exceed the sublimit established by such L/C Issuer in accordance with the definition thereof (which, in all cases will be less than or equal to Aggregate Commitments).

(iv)          On the terms and conditions set forth herein any L/C Issuer may issue upon request and for the account of the applicable Borrower (or the applicable Subsidiary) a standby Canadian L/C. For purposes of determining L/C Obligations, any Canadian L/C shall be recorded in the Administrative Agent’s account in Dollars based on the Dollar Equivalent Amount on the date of issuance of such Canadian L/C; provided, however, that the L/C Issuer shall determine the Dollar Equivalent Amount of any Canadian L/C on the Valuation Date for the purpose of determining L/C Obligations. In the case of a Letter of Credit denominated in Canadian Dollars, the applicable Borrower shall reimburse the L/C Issuer in Canadian Dollars, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent Amount of the drawing promptly following the determination thereof. If at any time there is a drawing under a Canadian L/C and such Borrower shall not promptly reimburse such drawing as provided in Section 2.03(c), such Borrower shall be obligated to immediately repay to the Administrative Agent for the benefit of the Lenders an amount in Dollars equal to the Dollar Equivalent Amount of the Canadian Dollars paid by the applicable L/C Issuer to the beneficiary of such Canadian L/C on the date of such drawing.

(v)           No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi)          No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii)         Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit; Auto-Reinstatement Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or applicable Borrower or Borrowers delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company or such Borrower (or through such other procedures as may otherwise be approved by the applicable L/C Issuer and the Administrative Agent, including electronic communications in accordance with subsection 10.02(b)). Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as such L/C Issuer may agree in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Company or applicable Borrower or Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or applicable Borrower or Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or the Company or applicable Borrower or Borrowers, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Company or applicable Borrower or Borrowers so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company and applicable Borrower or Borrowers shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)          If the Company or applicable Borrower or Borrowers so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by such L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits an L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Company or applicable Borrower or Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or that such reinstatement would violate the proviso to the first sentence of Section 2.03(a)(i) (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company, applicable Borrower or Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 1:00 p.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, that if any payment is made by an L/C Issuer after 1:00 p.m. on an Honor Date, such reimbursement shall occur not later than 1:00 p.m. on the first Business Day occurring after such Honor Date. If the applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans in Dollars to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (or, in the case of any Unreimbursed Amount in respect of any Canadian L/C, in an amount equal to the Dollar Equivalent Amount of such Unreimbursed Amount), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Company, applicable Borrower or Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company or applicable Borrower or Borrowers of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than interest and fees as aforesaid) shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)            At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by an L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of any Borrower or any waiver by an L/C Issuer which does not in fact materially prejudice any Borrower;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)          any payment made by an L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)         any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. The applicable Borrower or Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)            Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies against a Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where an L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (“BAFT-IFSA”), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)            Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit, or in the case of a Canadian L/C the Dollar Equivalent Amount of such daily amount available to be drawn under such Canadian L/C; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.16(b) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer in an amount to be determined by the applicable Borrower and the applicable L/C Issuer. Such fronting fee shall be due and payable in full by the applicable Borrower to the applicable L/C Issuers, with respect to each Letter of Credit, quarterly in arrears on the first Business Day after the end of each March, June, September and December commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, unless otherwise agreed with the applicable L/C Issuer, the applicable Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)            L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)            reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)           on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)          on any Business Day on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)          on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)           for so long as any Letter of Credit issued by an L/C Issuer (other than the Administrative Agent) is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) by the fifth (5th) Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04         Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars and Canadian Dollars, as applicable, (each such loan, a “Swing Line Loan”) to any Borrower or the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding (i) the amount of the Swing Line Sublimit and (ii) with respect to Swing Line Loans made in Canadian Dollars, the Canadian Dollar Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the Outstanding Amount of all Loans denominated in Canadian Dollars shall not exceed the Canadian Dollar Sublimit, and (iv) the aggregate Outstanding Amount of all Loans made to the Canadian Borrower shall not exceed the Canadian Borrower Sublimit, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan denominated in Dollars shall be a Base Rate Loan and each Swing Line Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Swing Line Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)            Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s or the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than (i) 3:00 p.m. on the requested borrowing date with respect to Swing Line Loans requested in Dollars and (ii) 1:00 p.m. on the requested borrowing date with respect to Swing Line Loans requested in Canadian Dollars, and shall specify (A) the currency and amount to be borrowed, which shall be a minimum of the Dollar Equivalent of $1,000,000 or an integral multiple thereof, (B) the applicable Borrower, and (C) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swing Line Lender in immediately available funds.

(c)            Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make (A) a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans denominated in Dollars then outstanding or (B) an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans denominated in Canadian Dollars then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan, Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable, to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to (A) with respect to amounts denominated in Dollars, the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation and (B) with respect to amounts denominated in Canadian Dollars, the greater of the Bank of Canada overnight rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, in each case, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than interest and fees as aforesaid) shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to (A) with respect to outstanding Swinge Line Loans denominated in Dollars, the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation and (B) with respect to outstanding Swing Line Loans denominated in Canadian Dollars, the greater of the Bank of Canada overnight rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan, as applicable, or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)            Each Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) 2:00 p.m. two (2) Business Days prior to any date of prepayment of Term SOFR Loans, (B) 2:00 p.m. on the date of prepayment of Daily SOFR Loans, (C) 1:00 p.m. three (3) Business Days prior to any date of prepayment of Alternative Currency Loans, and (D) 2:00 p.m. on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Term SOFR Loans, Daily SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; provided that if any Borrowing of Base Rate Loans pursuant to Section 2.03(c)(i) results in the aggregate principal amount of Base Rate Loans not being an integral multiple of $100,000, then the next prepayment of Base Rate Loans shall be in an amount that will cause the aggregate principal amount of all Base Rate Loans to be in an amount equal to an integral multiple of $100,000. Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company or a Borrower, the Company or such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan or an Alternative Currency Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)            The Company or any applicable Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than (A) 3:00 p.m. on the date of the prepayment with respect to the prepayment of any Swing Line Loans denominated in Dollars and (B) 1:00 p.m. on the date of prepayment with respect to the prepayment of any Swing Line Loans denominated in Canadian Dollars, and (ii) any such prepayment shall be in a minimum principal amount of the Dollar Equivalent of $100,000 or an integral multiple thereof. Each such notice shall specify the date, applicable Borrower, currency and amount of such prepayment. If such notice is given by the Company or applicable Borrower, the Company or applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)            If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(d)            If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Canadian Dollars at such time exceeds an amount equal to 103% of the Canadian Dollar Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Canadian Dollar Sublimit then in effect.

2.06         Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three Business Days prior to the date of termination or reduction (except that if no Loans are outstanding hereunder and no Letters of Credit are issued and outstanding hereunder or the effectiveness of a new credit facility for the Borrowers is conditioned on the termination of this Agreement, any notice terminating the Aggregate Commitments may be received on the date of termination), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments; provided that the Company may terminate the Aggregate Commitments if all Loans have been paid in full, the Company has Cash Collateralized, or provided other support acceptable to the applicable L/C Issuer(s) for, all outstanding Letters of Credit, and there are no outstanding L/C Borrowings and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Canadian Dollar Sublimit and/or the Canadian Borrower Sublimit exceeds the amount of the Aggregate Commitments, such Canadian Dollar Sublimit and/or Canadian Borrower Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)            Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b)            The Company shall repay each Swing Line Loan on the earlier to occur of (i) the fourth Business Day following the giving of notice by the Swing Line Lender to the Company or applicable Borrower and (ii) the Maturity Date.

2.08         Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Daily SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily SOFR plus the Applicable Rate, (iv) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate, (v) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate, and (vi) each Swing Line Loan denominated in (A) Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (B) Canadian Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate, or, in each case, such other rate as may be agreed to from time to time by the Company and the Swing Line Lender; provided that after any purchase by the Lenders of a participation in any Swing Line Loan, the rate of interest on such Swing Line Loan shall not be less than (1) the Base Rate plus that Applicable Rate with respect to Swing Line Loans denominated in Dollars and (2) the Canadian Prime Rate plus the Applicable Rate with respect to Swing Line Loans denominated in Canadian Dollars.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. Each Borrower hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement and the other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to it, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

2.09         Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)            Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee (the “Facility Fee”) in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.16. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)            Other Fees.

(i)            The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees. All computations of interest for (i) Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed and (ii) Loans denominated in Canadian Dollars shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11        Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than 3:00 p.m. on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Canadian Dollar payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after (i) 3:00 p.m., in the case of payments in Dollars, or (ii) 3:00 p.m., in the case of payments in Canadian Dollars, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans, Daily SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 3:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from the date such amount is made available to such Borrower to the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and sub-participations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or sub-participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14         Increase in Commitments.

(a)            Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $1,000,000,000 plus the amount, if any, by which the Aggregate Commitments have been reduced as the result of any termination of the Commitment of any Lender pursuant to Section 10.13; provided that (i) any such request for an increase shall be in a minimum amount of $100,000,000, (ii) any such increased or additional Commitment shall be obtained from one or more existing Lenders (it being understood that no existing Lender shall be required to increase its Commitment) and/or other Persons that qualify as Eligible Assignees, and (iii) no increase in the Aggregate Commitments shall increase the Swing Line Sublimit.

(b)            Additional Lenders. Any Person that is to become a Lender pursuant to this Section 2.14 shall execute and deliver a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)            Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the Increase Effective Date and the Commitments and Applicable Percentages of the Lenders after giving effect thereto.

(d)            Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver, on behalf of the Borrowers, to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(e)          Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15          Cash Collateral.

(a)          Certain Credit Support Events. (i) Upon the request of any L/C Issuer, if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by such L/C Issuer and such drawing has resulted in an L/C Borrowing, the applicable Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations with respect to such L/C Issuer; or (ii) upon the request of the Administrative Agent or any L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)          Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv)) and other obligations secured thereby (as identified at the time such Cash Collateral is provided), the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations (as identified at the time of the provision thereof) for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)          Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrowers shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.04), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16          Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees. That Defaulting Lender (x) shall be entitled to receive any Facility Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.04, Section 2.15, or Section 2.16(a)(ii), as applicable (and the Company shall (A) be required to pay to each of the L/C Issuers and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)          Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17          Extension of Maturity Date.

(a)          Requests for Extension. The Company may, not more than twice during the term of this Agreement, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than the second anniversary of the Effective Date and not later than nine (9) months prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for an additional one-year from the Existing Maturity Date, which request shall indicate the date by which each Lender shall respond to such request (which shall not be earlier than 30 days after the date the Administrative Agent is notified of such request unless otherwise agreed by the Administrative Agent in its sole discretion) (such date, the “Notice Date”) and the date on which such extension shall be effective (which shall not be earlier than 35 days after the Administrative Agent is notified of such request, unless otherwise agreed by the Administrative Agent in its sole discretion) (such date, the “Extension Effective Date”).

(b)          Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given on or prior to the Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension. Each Lender that has failed to notify the Administrative Agent as to whether it has agreed to a requested extension on or before the Notice Date shall be deemed to have declined to extend its Maturity Date (each such Lender, together with all Lenders that have declined to extend their Maturity Date, collectively, the “Non-Extending Lenders”). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)          Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section promptly and, in any event, no later than three Business Days after the Notice Date.

(d)          Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) in accordance with Section 10.13.

(e)          Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders that have become Lenders pursuant to Section 10.13 shall be more than 50% of the Aggregate Commitments then in effect, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended on the Extension Effective Date to the date one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).

(f)          Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver, on behalf of the Borrowers, to the Administrative Agent a certificate dated as of the Extension Effective Date signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01, and (B) no Default exists.

(g)          Non-Extending Lenders. The Maturity Date of the Non-Extending Lenders shall remain unchanged and the Borrowers shall repay all Committed Loans of the Non-Extending Lenders outstanding on such Maturity Date, together with any accrued interest, fees or other amounts owing to such Lenders hereunder.

(h)          Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.18           Sustainability Adjustments.

(a)          Following the date on which the Company provides or has provided a Pricing Certificate in respect of the most recently ended calendar year (including the fiscal year ended December 31, 2023), (i) the Applicable Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Pricing Certificate, and (ii) the Facility Fee shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Facility Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment shall be applied as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to clause (f) below (or, with respect to the Pricing Certificate delivered for the fiscal year ended December 31, 2023, the fifth Business Day following receipt by the Administrative Agent of such Pricing Certificate) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Rate and the Facility Fee resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the applicable KPI Certificate Default Date). The parties hereto acknowledge and agree that the Pricing Certificate delivered for the fiscal year ended December 31, 2023 and the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment set forth therein shall apply for purposes of this Agreement.

(b)          For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Rate will never be reduced or increased by more than 0.040% and that the Facility Fee will never be reduced or increased by more than 0.010%, pursuant to the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment, respectively, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Rate or Facility Fee by reason of meeting one or several KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.

(c)          It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Company with respect to any applicable calendar year within the period set forth in clause (f) below, the Sustainability Rate Adjustment will be positive 0.040% and the Sustainability Facility Fee Adjustment will be positive 0.010% commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of clause (f) below and continuing until the Company delivers a Pricing Certificate to the Administrative Agent for the applicable calendar year.

(d)          If (i)(A) the Administrative Agent or any Lender becomes aware of any material inaccuracy in the Sustainability Rate Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and such Lender delivers, not later than 20 Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Company), or (B) the Company becomes aware of a Pricing Certificate Inaccuracy and the Company and the Administrative Agent shall mutually agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Rate Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Rate or the Facility Fee for any period (but for such material inaccuracy), as determined by the Administrative Agent in its reasonable discretion, the Company shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders and L/C Issuers promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent or any Lender), but in any event within 10 Business Days after the Company has received written notice of (in the case of clause (d)(i)(A) above), or has agreed in writing that there was (in the case of clause (d)(i)(B) above), a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period.

It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default; provided that the Company complies with the terms of this clause (d) and Section 6.03(f) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the earlier to occur of (i) written demand for such payment by the Administrative Agent in accordance with such paragraph or (ii) 10 Business Days after the Company has received written notice of (in the case of clause (d)(i)(A) above), or has agreed in writing that there was (in the case of clause (d)(i)(B) above), a Pricing Certificate Inaccuracy (such date, the “Certificate Inaccuracy Payment Date”), (b) any nonpayment of such additional amounts prior to the Certificate Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Certificate Inaccuracy Payment Date.

(e)          Each party hereto hereby agrees that neither the Sustainability Structuring Agent nor the Administrative Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Company of any Sustainability Rate Adjustment or Sustainability Facility Fee Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(f)          As soon as available and in any event within 180 days following the end of each calendar year of the Company ending on or before December 31, 2025 (commencing, after the Effective Date, with the calendar year ending December 31, 2024), the Company shall deliver to the Administrative Agent and the Lenders a Pricing Certificate for the most recently ended calendar year; provided, that, for any such calendar year the Company may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 180-day period if not remedied for a period of thirty (30) days (the “KPI Certificate Default Date”) shall result in the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment being applied as set forth in clause (c) above).

(g)          Notwithstanding anything to the contrary set forth herein, any amendment, consent, supplement or waiver with respect to any provisions relating to any KPI Metric, this Section 2.18 and any provision with respect to the KPI Metrics (including any Sustainability Facility Fee Adjustment or any Sustainability Rate Adjustment and any definitions, schedule or exhibit relating to such provisions) or the establishment of any additional KPI Metrics with respect to certain environmental, social and governance targets of the Company and its Subsidiaries shall only require approval of the Required Lenders, the Company, the Administrative Agent and the Sustainability Structuring Agent hereunder, in each case so long as the adjustments (increase, decrease or no adjustment) to the otherwise applicable Facility Fee, Applicable Rate for Base Rate Loans and Canadian Prime Rate Swing Line Loans and Applicable Rate for Term SOFR Loans, Daily SOFR Loans and Alternative Currency Loans do not exceed (x) a 0.010% increase and/or decrease in the otherwise applicable Facility Fee and (y) a 0.040% increase and/or decrease in the otherwise applicable Applicable Rate for Term SOFR Loans, Daily SOFR Loans and Alternative Currency Loans and the Applicable Rate for Base Rate Loans and Canadian Prime Rate Swing Line Loans (it being understood that any such modification having the effect of reducing the Facility Fee, Applicable Rate for Base Rate Loans or Canadian Prime Rate Swing Line Loans or Applicable Rate for Term SOFR Loans, Daily SOFR Loans and Alternative Currency Loans to a level not otherwise permitted by this paragraph would require approval by all affected Lenders in accordance with Section 10.01). This clause (g) shall supersede any provisions in Section 10.01 to the contrary.

(h)          Notwithstanding anything set forth in this Section 2.18, the provisions set forth in this Section 2.18 (including any requirement to deliver a Pricing Certificate and any Sustainability Rate Adjustment and/or Sustainability Facility Fee Adjustments) shall only apply for the fiscal years ending on or prior to December 31, 2025 and the parties hereto agree that the credit facility established under this Agreement shall no longer be a sustainability-linked loan that is aligned with the Sustainability Linked Loan Principles after delivery of a Pricing Certificate for the fiscal year ending December 31, 2025 unless this Agreement has been amended to provide for one or more annual sustainability performance targets for a key performance indicator for each fiscal year ending after December 31, 2025 through December 31, 2028; provided that, for the avoidance of doubt, the Pricing Certificate delivered for the fiscal year ending December 31, 2025 and the Sustainability Rate Adjustment and/or Sustainability Facility Fee Adjustment set forth therein shall apply until the date that is 180 days following the end of the fiscal year ending December 31, 2026. For purposes of this clause (h), “Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles published in February 2023 (as amended from time to time) by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association.

2.19           Canadian Borrower.

(a)          Obligations. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) the Company shall be jointly and severally liable for all borrowings by, and Obligations of, the Canadian Borrower, regardless of which Borrower actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent, the L/C Issuer or any Lender accounts for such Credit Extensions on its books and records, and (ii) the Canadian Borrower shall not be liable for or obligated with respect to any Obligations of the Company.

(b)          Appointment. The Canadian Borrower hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of the Canadian Borrower as the Company deems appropriate in its sole discretion and the Canadian Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to the Canadian Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each of the Borrowers.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes.

(a)      (i)      Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)          If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications.

(i)          Each Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, for any amount which a Lender or any L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)          Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 30 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) the Administrative Agent and each Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and each Borrower, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or any Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders; Tax Documentation.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          executed copies of IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(IV)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g)          Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02          Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or to purchase or sell, or to take deposits of, Dollars or Canadian Dollars in the applicable interbank market, then, upon written notice thereof by such Lender to the Company through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans, Canadian Prime Rate Swing Line Loans, Daily SOFR Loans or Alternative Currency Loans, as applicable, or, to convert Base Rate Committed Loans to Term SOFR Loans or Daily SOFR Loans shall, in each case, be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate or Canadian Prime Rate Swing Line Loans the interest rate on which is determined by reference to the Term CORRA Rate component of Canadian Prime Rate, the interest rate on which Base Rate Loans or Canadian Prime Rate Swing Line Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate or Term CORRA Rate component of the Canadian Prime Rate, as applicable, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), at the applicable Borrower’s option, (x) prepay all Alternative Currency Loans of such Lender, and (y) prepay or convert all Term SOFR Loans or Daily SOFR Loans of such Lender to Base Rate Loans (or, if applicable, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either (A) in the case of Term SOFR Loans and Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans or (B) in the case of Daily SOFR Loans, immediately and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or CORRA, the Administrative Agent shall during the period of such suspension compute the Base Rate or the Canadian Prime Rate applicable to such Lender without reference to the Term SOFR or Term CORRA Rate component thereof, as applicable, until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or CORRA, as applicable. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03          Inability to Determine Rates.

(a)          If in connection with any request for a Term SOFR Loan, Daily SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or Daily SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines in its reasonable discretion (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined pursuant to Section 3.03(b), (c) or (d), and the circumstances under clause (i) of such Section, as applicable, or the Scheduled Unavailability Date, or the SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, Daily SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan or Canadian Prime Rate Swing Line Loan, or (ii) the Administrative Agent or the Required Lenders determine, in their reasonable discretion, that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans or Daily SOFR Loans, shall be suspended in each case to the extent of the affected Daily SOFR Loans, Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate or the Term CORRA Rate component of the Canadian Prime Rate, the utilization of the Term SOFR and/or the Term CORRA Rate component in determining the Base Rate or Canadian Prime Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans, Daily SOFR Loans or Alternative Currency Loans to the extent of the affected Term SOFR Loans, Daily SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans or Daily SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period and (B) any outstanding affected Alternative Currency Loans, at the Company’s election, shall either (1) be converted into a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of Alternative Currency Term Rate Loan; provided that if no election is made by the Company (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (1) above.

(b)          Replacement of Term SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)          CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, if neither of the events or circumstances described in Section 3.03(c)(i) or (ii) have occurred with respect to Daily SOFR, Term SOFR will no longer be available hereunder and all Term SOFR Loans outstanding shall automatically be converted to be Daily SOFR Loans without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(c)          Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining Daily SOFR or SOFR because Daily SOFR or SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)          the Applicable Authority has made a public statement identifying a specific date after which SOFR shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide SOFR on a representative basis (the date on which SOFR is no longer representative or available permanently or indefinitely, the “Daily SOFR Scheduled Unavailability Date” and together with the Term SOFR Scheduled Unavailability Date, each a “SOFR Scheduled Unavailability Date”);

or, if the events or circumstances of the type described in Section 3.03(c)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Daily SOFR, Term SOFR or any then current SOFR Successor Rate, as applicable, in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d)          Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii)          the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(d)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(e)          Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

(f)          For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars or Canadian Dollars, as applicable, shall be excluded from any determination of Required Lenders.

3.04          Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any L/C Issuer or any applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans, Daily SOFR Loans or Alternative Currency Term Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or such L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, together with a brief explanation for the increased costs and the basis for the calculation thereof, and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or such L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 60 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05          Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender (except, in the case of Section 3.05(c), any Defaulting Lender) for and hold such Lender (except, in the case of Section 3.05(c), any Defaulting Lender) harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan or continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower;

(c)          any assignment of a Term SOFR Loan or Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13; or

(d)          any failure by a Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency;

including any foreign exchange loss and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.

3.06          Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount pursuant to Section 3.01 to the Administrative Agent, any Lender or any Governmental Authority for the account of any Lender, or if the Company receives a notice from a Lender pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 10.13.

3.07          Survival. All obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01          Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder and the effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)          The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company and/or the Canadian Borrower, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)          executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each of the Borrowers;

(ii)          a Note executed by each of the Borrowers in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each Borrower is a party;

(iv)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that such Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)          a certificate of a Responsible Officer of the Company on behalf of the Borrowers (A) stating that the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date; (B) stating there is no action, suit, investigation or proceeding pending or threatened in writing in any court or before any arbitrator or Governmental Authority that purports (i) to materially and adversely affect any Borrower or its Subsidiaries, or (ii) to affect any transaction contemplated hereby or the ability of any Borrower to perform its obligations under this Agreement; and (C) either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(vi)         a certificate signed by a Responsible Officer of the Company certifying (A) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (B) the current Debt Ratings;

(vii)        such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the applicable L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require;

(viii)       evidence that the existing indebtedness of the Borrowers under the Existing 2021 Credit Agreement is being refinanced; and

(ix)          favorable opinions of (A) Quarles & Brady LLP, counsel to the Company and the Canadian Borrower, and (B) Stikeman Elliott LLP, counsel to the Canadian Borrower, in each case, addressed to the Administrative Agent and each Lender in form and substance reasonably satisfactory to the Administrative Agent.

(b)          Any fees required to be paid on or before the Effective Date shall have been paid.

(c)          Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)          Upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Canadian AML Acts, in each case at least five days prior to the Effective Date.

(e)          At least five days prior to the Effective Date, if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Company shall deliver a Beneficial Ownership Certification in relation to the Company.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02          Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:

(a)          The representations and warranties of the Borrowers contained in Article V and in each other Loan Document, or which are contained in any document furnished by the Borrowers at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02(a), the representations and warranties contained in Section 5.11(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01.

(b)          No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)          With respect to any Credit Extension at the Alternative Currency Term Rate, the occurrence of the Term CORRA License Confirmation Date.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty by such Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01          Corporate Existence and Power. Each Borrower and each of its Material Subsidiaries:

(a)          is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)          has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and to carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c)          is duly qualified to do business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

(d)          is in compliance with all Requirements of Law;

except, in each case referred to in subclause (b)(i), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02          Corporate Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which it is a party have been duly authorized by all necessary corporate, company, partnership or other similar organizational action (as the case may be), and do not and will not:

(a)          contravene the terms of any of such Borrower’s Organization Documents;

(b)          conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Borrower or any of its Subsidiaries is a party, or any order, injunction, writ or decree of any Governmental Authority to which such Borrower or any of its Subsidiaries or any of its or their property is subject; or

(c)          violate any Requirement of Law.

5.03          Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority (other than any of the foregoing which has been obtained or made and is in full force and effect) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document.

5.04          Binding Effect. This Agreement and each other Loan Document to which such Borrower is a party constitute the legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of each Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Subsidiary or any of their respective properties (a) which purport to affect or pertain to this Agreement or any other Loan Document or (b) as to which there exists a reasonable likelihood of an adverse determination, which determination would reasonably be expected to have a material adverse effect on the ability of the Borrowers, when taken as a whole, to pay and perform their Obligations. No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06          No Default. No Default exists or would result from the incurring of any Obligations by the Borrowers. As of the Effective Date, no Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

5.07          ERISA Compliance, etc.. Except as specifically disclosed in Schedule 5.07:

(a)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law (or, in the case of an Acquired Plan, can be brought into such compliance without any material fine, penalty or other liability). Except for Acquired Plans with respect to which the failure to have received a qualification letter would not result in any material fine, penalty or other liability, each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or will be submitted for a determination letter within the applicable remedial amendment period), and to the knowledge of the Company, nothing has occurred which would cause the loss of such qualification. Except as could not reasonably be expected to result in liability to a Borrower or any ERISA Affiliate in excess of $100,000,000, each Borrower and each ERISA Affiliate has made all required contributions to any Plan or Multiemployer Plan subject to Section 412 of the Code (except for contributions to Acquired Plans not made prior to the respective Plan Acquisition Dates and which do not in the aggregate exceed $1,000,000 for any Acquired Plan) and have not submitted any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan or Multiemployer Plan.

(b)          There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur which has resulted or could reasonably be expected to result in liability under Title IV of ERISA to a Borrower or any ERISA Affiliate in an aggregate amount in excess of $100,000,000; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA securing liability in excess of $100,000,000; (iii) no Pension Plan has any Unfunded Pension Liability, which has resulted or could reasonably be expected to result in a Material Adverse Effect; (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; (v) to the knowledge of the Company, no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan in an aggregate amount in excess of $100,000,000; and (vi) no Borrower nor any ERISA Affiliate has engaged in a transaction, which could reasonably be expect to result in liability to such Borrower or such ERISA Affiliate in excess of $100,000,000 pursuant to Section 4069 or 4212(c) of ERISA.

(d)          As of the Effective Date, no Borrower is and no Borrower will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

(e)          Each Canadian Pension Plan (i) is in compliance in all material respects with the applicable provisions of all applicable laws and (ii) has received a confirmation of registration from the Canada Revenue Agency and, to the best knowledge of each Borrower, nothing has occurred which would cause the loss of such registration. Each applicable Borrower and each applicable Subsidiary has made all required contributions to each Canadian Pension Plan except where such failure has not or could not reasonably be expected to result in liability in an aggregate amount in excess of $100,000,000.

(f)          There are no pending or, to the best knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Canadian Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no violation of fiduciary duty with respect to any Canadian Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g)          As of the Effective Date, no Borrower or Subsidiary maintains, contributes to, or has any liability or contingent liability with respect to, a Canadian Defined Benefit Pension Plan, and thereafter, no Borrower nor any Subsidiary maintains, contributes to, or has any liability or contingent liability with respect to, a Canadian Defined Benefit Pension Plan, except for an Acquisition permitted by Section 7.05 provided that after completion of such Acquisition, no Borrower nor any Subsidiary maintains, contributes to, or has any liability or contingent liability with respect to, a Canadian Defined Benefit Pension Plan, where a solvency deficiency within the meaning of the Pension Benefits Act (Ontario) or other similar legislation in any other jurisdiction of Canada applicable to such Canadian Defined Benefit Pension Plan, determined as of the end of the most recent plan year of such Canadian Defined Benefit Pension Plan, exists in an aggregate amount in excess of $100,000,000.

5.08          Use of Proceeds; Margin Regulations. The proceeds of the Loans will be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.08. No Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a consolidated basis) subject to the provisions of Section 7.02 or Section 7.03 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

5.09          Title to Properties. Each Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in or rights to operate, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Effective Date, the property of each Borrower and its respective Subsidiaries (other than any Allied Unrestricted Subsidiary, Securitization Subsidiary or any Republic Insurance Entity) is subject to no Liens, other than Permitted Liens.

5.10          Taxes. Each Borrower and its Material Subsidiaries have filed all Federal and other material tax returns and reports required to be filed (including the timely filing of a request for an extension on any such applicable tax returns or reports), and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11          Financial Condition.

(a)          The Audited Financial Statements:

(i)          were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein;

(ii)          fairly present the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby; and

(iii)          show all material indebtedness and other liabilities, absolute or contingent, of the Company and its consolidated Subsidiaries as of the dates thereof, including liabilities for taxes and material Contingent Obligations.

(b)          Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.12          Environmental Matters. The Company and each Borrower, as applicable, conducts in the ordinary course of its business, a review of the effect of existing Environmental Laws and existing Environmental Claims on the business, operations and properties of such Borrower, and as a result thereof each Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13          Regulated Entities. None of the Borrowers, any Person controlling a Borrower, nor any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Borrower is subject to any Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14          No Burdensome Restrictions. No Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

5.15          Copyrights, Patents, Trademarks and Licenses, Etc. Each Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent failure to own, license or otherwise have the right to use any such item, or any such conflict, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by such Borrower or any Subsidiary, and which is material to the business or operations of such Borrower and its Subsidiaries, infringes upon any rights held by any other Person (excluding infringements which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

5.16          Subsidiaries. The Material Subsidiaries as of the Effective Date are identified in Schedule 5.16.

5.17          Insurance. The properties (except to the extent such property, individually or in the aggregate, is not material to a Borrower and its Subsidiaries) of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies (or are self-insured) in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or such Subsidiary operates.

5.18          Solvency. Each Borrower and such Borrower and its Subsidiaries, taken as a whole, are Solvent after giving effect to the transactions contemplated by the Loan Documents.

5.19          Full Disclosure. The representations and warranties made by each Borrower and its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and the written statements contained in any exhibit, report, statement or certificate furnished by or on behalf of such Borrower or any Subsidiary in connection with the Loan Documents, taken as a whole, do not contain any materially untrue statement of a material fact or omit any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.

5.20          OFAC. No Borrower, nor any of its Subsidiaries, nor, to the knowledge of such Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Canadian Sanctions List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.21          Anti-Corruption Laws. Each Borrower and its Subsidiaries have conducted their businesses in material compliance with Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.22          Affected Financial Institutions; Beneficial Ownership Certification; Covered Entity. No Borrower is an Affected Financial Institution. As of the Effective Date, the information included in the Beneficial Ownership Certificate is true and correct in all respects. No Borrower is a Covered Entity.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing:

6.01          Financial Statements. The Company shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender:

(a)          as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated financial statements to be accompanied by a report of Ernst & Young LLP or another nationally recognized Registered Public Accounting Firm (the “Independent Auditor”), which report shall be prepared in accordance with standards of the Public Company Accounting Oversight Board and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that the reports delivered pursuant to this Section shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; and

(b)          as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending June 30, 2024), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer of the Company as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries as of such date and for such period.

6.02          Certificates; Other Information. The Company shall furnish to the Administrative Agent and, in the case of clause (e), the Sustainability Structuring Agent, with sufficient copies for each Lender:

(a)          concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of the Company;

(b)          promptly after their becoming available, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary makes to, or files with, the SEC;

(c)          promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request;

(d)          promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Canadian AML Acts, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and

(e)          (i) on or before December 31, 2025, a written notice to the Administrative Agent and the Lenders advising of the Company’s intent to extend or modify the KPI Metrics and sustainability performance targets from this Agreement with respect to fiscal years ending after December 31, 2025, and (ii) promptly following any request therefor, information regarding sustainability matters and practices of the Company or any Subsidiary which relate to the KPI Metrics as the Administrative Agent or any Lender may reasonably request for purposes of compliance with any legal or regulatory requirement or internal policies applicable to it.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of (i) the date on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; and (ii) the date on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, neither Borrower shall be under the obligation to mark any Borrower Materials “PUBLIC”.

6.03          Notices. The Company shall promptly notify the Administrative Agent and each Lender:

(a)          of the occurrence of any Default known to the Company;

(b)          of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect, including the following to the extent such matter has resulted or is reasonably expected to result in a Material Adverse Effect:

(i)          breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary;

(ii)          any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or

(iii)          the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)          of the occurrence of any of the following events known to the Company which affect the Company or any ERISA Affiliate, and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

(i)          an ERISA Event;

(ii)          a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA;

(iii)          a material increase in the Unfunded Pension Liability of any Pension Plan;

(iv)          the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan by the Company or any ERISA Affiliate; or

(v)          the adoption of any amendment to a Pension Plan if such amendment results in a material increase in contributions or an Unfunded Pension Liability;

(d)          of any change in the information in a Beneficial Ownership Certification, if previously provided, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(e)          of any material change that has occurred in the accounting policies or financial reporting practices by the Company and its consolidated Subsidiaries; and

(f)          of a Pricing Certificate Inaccuracy.

In addition, the Company shall, promptly upon the issuance thereof, notify the Administrative Agent of any announcement by Moody’s or S&P (i) of any change in any Debt Rating or (ii) that any Debt Rating will be put on a “negative outlook” or “negative credit watch.”

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or any other Loan Document that have been breached.

6.04          Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Material Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to (provided that nothing in this Section 6.04 shall prevent the voluntary liquidation, dissolution or winding up, not under any bankruptcy or insolvency law, of any Subsidiary so long as no Event of Default exists and no Default will result therefrom):

(a)          preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of organization (except in connection with transactions permitted by Section 7.04);

(b)          preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business (except in connection with transactions permitted by Section 7.04 and sales of assets permitted by Section 7.03);

(c)          use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill (except in connection with transactions permitted by Section 7.04); and

(d)          preserve or renew all of its registered patents, trademarks, trade names and service marks;

except, in the case of clauses (b), (c) and (d) above, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05          Maintenance of Property. The Company shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06          Insurance. The Company shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, maintain, with financially sound and reputable independent insurers (or pursuant to a self-insurance program), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07          Tax Obligations. The Company shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, pay and discharge, as the same shall become due and payable all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

6.08          Compliance with Laws; Contractual Obligations. The Company shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, comply with (i) any Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) and (ii) any Contractual Obligation (other than any Contractual Obligation pertaining to Indebtedness) to which it is bound, in both cases the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

6.09          Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code so as to avoid any Lien under Section 303(k) of ERISA or other liability to the Company or any ERISA Affiliate in excess of $100,000,000, it being understood that any non-compliance with clause (a), (b) or (c) with respect to an Acquired Plan existing on the Plan Acquisition Date for such Acquired Plan shall not constitute a violation of this Section 6.09 so long as (i) the Company is diligently proceeding to remedy such non-compliance and (ii) such non-compliance will not result in any material fine, penalty or other liability.

6.10          Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, maintain proper books of record and account, in which full, true and correct entries (sufficient to permit the preparation of consolidated financial statements in conformity with GAAP) shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to permit, the Administrative Agent, any Lender or their respective representatives (in each case at such Person’s own expense unless an Event of Default exists), upon reasonable notice at any reasonable time during normal business hours and from time to time at the request of the Administrative Agent or the relevant Lender, to visit and inspect the properties of the Company or any Subsidiary (and, if (i) any Default exists and has been continuing for 15 days or (ii) any Event of Default exists, to make copies or abstracts of their respective corporate, financial and operating records), and to examine the properties and books and records of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company or any Subsidiary with the appropriate officers, employees or authorized agents of the Company or such Subsidiary.

6.11          Environmental Laws. The Company shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, conduct its operations and keep and maintain its property in material compliance with all material Environmental Laws. Without limiting the foregoing, the Company shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, (i) maintain all material operating permits required by applicable law for all landfills now owned or hereafter acquired; and (ii) dispose of hazardous waste only at licensed disposal facilities operating, to the best of the Company’s or the applicable Subsidiary’s knowledge after reasonable inquiry, in material compliance with all material Environmental Laws.

6.12          Use of Proceeds. Each Borrower shall use the proceeds of the Loans (i) for the refinancing of the “Obligations” under and as defined in the Existing 2021 Credit Agreement, and (ii) for working capital, capital expenditures, letters of credit and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document (which includes, without limitation, the purchase by such Borrower or a Subsidiary of any tax-exempt bonds issued for the benefit of such Borrower or a Subsidiary); provided that no Borrower shall use the proceeds of any Loan to acquire any Person if the board of directors (or equivalent governing body) of the Person to be acquired has not approved such Acquisition.

6.13          Anti-Corruption Laws. Each Borrower shall conduct its businesses in compliance with Anti-Corruption Laws, and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing:

7.01          Financial Condition Covenant - Total Debt to EBITDA Ratio. The Company shall not permit the Total Debt to EBITDA Ratio as of the last day of any fiscal quarter to be greater than 3.75 to 1.00; provided that if one or more Acquisitions permitted hereunder involving aggregate consideration in excess of $200,000,000 occur during a fiscal quarter, the Company shall have the right to elect to increase the maximum permitted Total Debt to EBITDA Ratio required to be maintained by this Section 7.01 to 4.25 to 1.00 during the fiscal quarter in which such permitted Acquisition or permitted Acquisitions, as the case may be, is consummated (the “Trigger Quarter”) and each of the following three fiscal quarters following the Trigger Quarter (such period, the “Elevated Ratio Period”) so long as there is at least one fiscal quarter end after the end of each Elevated Ratio Period at which the Total Debt to EBITDA Ratio is less than or equal to 3.75 to 1.00; provided that there shall be no more than two Elevated Ratio Periods during the term of this Agreement. Such election shall be made by the delivery of a written notice by the Company to the Administrative Agent making reference to this Section 7.01 and notifying the Administrative Agent of the Company’s exercise of this right on or prior to the date of the actual or required delivery of a Compliance Certificate for the Trigger Quarter.

7.02          Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)          any Lien set forth in Schedule 7.02, and any extension, renewal or replacement of any such Lien so long as (i) the aggregate principal amount of obligations secured by any renewal, extension or replacement Lien permitted by this clause (a) does not exceed the aggregate outstanding principal amount of the obligations secured by the Lien being replaced at the time of such renewal, extension or replacement (plus transaction costs, including premiums and fees, related thereto), and (ii) each replacement Lien is limited to substantially the same property that secured the Lien so replaced;

(b)          Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(d)          Liens (other than any Lien (i) imposed by ERISA or (ii) in respect of a Canadian Pension Plan as it relates to overdue or delinquent obligations) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)          Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature in each case incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(f)            Liens consisting of judgment or judicial attachment liens and liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (i) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed and (ii) all such Liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $200,000,000;

(g)            easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(h)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(i)             reservations, limitations, provisos and conditions expressed in any original grants from the Crown, which do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(j)             Liens on the rights of the Company or any Subsidiary in bonds issued in connection with revenue bond financings in favor of any issuer of a letter of credit used to provide security for the payment of such bonds; and

(k)            other Liens, in addition to those permitted by clauses (a) through (j), securing Indebtedness and other obligations, so long as the aggregate outstanding amount of Priority Indebtedness at any time does not exceed 15% of Consolidated Tangible Assets.

7.03            Disposition of Assets. The Company shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, Securitization Subsidiary or any Republic Insurance Entity) to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing (including any sale-leaseback), except:

(a)            dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)            the sale, assignment or other transfer of accounts receivable, lease receivables or other rights to payment or any interest in the foregoing pursuant to any Securitization Transaction, together in each case with any collections or proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or property or claims in favor of the Company or such Subsidiary supporting, securing or otherwise relating to such receivables or other rights to payment;

(c)            dispositions of property by any Subsidiary to the Company or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is not an Excluded Subsidiary, the transferee must either be the Company or a Subsidiary that is not an Excluded Subsidiary; and

(d)            other dispositions which are made for fair market value; provided that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate value of all assets so disposed of by the Company and its Subsidiaries during the term of this Agreement (calculated as of the date of any such disposition) shall not exceed 20% of Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter.

7.04            Consolidations and Mergers. The Company shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, merge, amalgamate, consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person (including, in each case, pursuant to a Division), except:

(a)            any Subsidiary may merge with the Company or with any one or more Subsidiaries; provided that (i) if any transaction shall be between the Company and a Subsidiary, the Company shall be the continuing or surviving Person, (ii) if any transaction shall be between the Canadian Borrower and a Subsidiary, the Canadian Borrower shall be the continuing or surviving Person, (iii) if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person; and (iv) if any transaction shall be between an Excluded Subsidiary and a Subsidiary that is not an Excluded Subsidiary, a Subsidiary that is not an Excluded Subsidiary shall be the continuing or surviving Person;

(b)            any Subsidiary (other than an Excluded Subsidiary) may sell or transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly-Owned Subsidiary, and any Excluded Subsidiary may transfer all or substantially all of its assets to the Company or a Subsidiary that is not an Excluded Subsidiary for nominal consideration or as a result of the voluntary dissolution or liquidation of such Excluded Subsidiary; and

(c)            any merger, consolidation or disposition in connection with a transaction permitted by Section 7.03 or an Acquisition permitted by Section 7.05.

7.05            Loans and Investments. (a) The Company shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, purchase or acquire any capital stock, Equity Interest or obligations or other securities of, or any interest in, any Person, or make any Acquisition, or make any advance, loan, extension of credit or capital contribution to or any other investment in any Person (including any Affiliate of the Company) (any of the foregoing an “Investment”), unless (x) such loan, advance, investment, acquisition or other purchase does not cause the Company to violate the financial covenant contained in Section 7.01, and (y) no Default exists or would result therefrom.

(b)            Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to make any Investment in any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity unless (i) such loan, advance, investment, acquisition or other purchase does not cause the Company to violate the financial covenant contained in Section 7.01, (ii) no Default exists or would result therefrom, and (iii) after giving effect thereto, the aggregate amount of all outstanding Investments pursuant to this clause (b) does not exceed 15% of Consolidated Tangible Assets. In determining the amount of any Investment outstanding at any particular time for the purpose of this Agreement: (i) the amount of any Investment represented by a Guaranty Obligation shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each Investment any amount received as a return of capital with respect to such Investment (but only by partial or full repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) any decrease in the value thereof shall not be deducted therefrom.

7.06            Limitation on Subsidiary Indebtedness. The Company shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)            Indebtedness of the Company’s Subsidiaries listed on Schedule 7.06, any extension, renewal or refinancing of such Indebtedness and any additional bonds issued and Capital Leases entered into from time to time after the Effective Date; provided that (i) if such Indebtedness is an extension, renewal or refinancing of existing Indebtedness, the terms and conditions of any such extension, renewals or refinancings shall not increase the relative priority of such Indebtedness over the priority of the original Indebtedness, and (ii) in no event shall the aggregate outstanding principal amount of Indebtedness permitted by this Section 7.06(a) exceed the aggregate principal amount of the Indebtedness listed on Schedule 7.06 that is outstanding on the Effective Date (plus transaction costs, including premiums and fees, related thereto);

(b)           Indebtedness of (i) any Subsidiary (other than an Excluded Subsidiary) to the Company or any other Subsidiary (other than any Excluded Subsidiary), (ii) of any Excluded Subsidiary to any other Excluded Subsidiary, and (iii) to the extent permitted pursuant to Section 7.05(b), of any Excluded Subsidiary to the Company or any other Subsidiary;

(c)            in the case of any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity, unsecured Indebtedness and Indebtedness secured directly or indirectly by the assets of such Person or its Subsidiaries;

(d)            other Indebtedness of the Company’s Subsidiaries so long as the aggregate outstanding amount of Priority Indebtedness at any time does not exceed 15% of Consolidated Tangible Assets; and

(e)            in the case of the Canadian Borrower, Indebtedness under this Agreement and the other Loan Documents.

7.07            Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, enter into any transaction with any Affiliate of the Company (other than another Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

7.08            Use of Proceeds. No Borrower shall, nor shall it permit any Subsidiary to, use any portion of any Credit Extension or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrowers or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, (iv) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (v) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.09            Restricted Payments. The Company shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity), to make any Restricted Payment except that:

(a)            each Subsidiary may make Restricted Payments to the Company and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)             the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)            the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d)           the Company may make any other Restricted Payment so long as (i) such Restricted Payment would not cause the Company to violate the financial covenant contained in Section 7.01 and (ii) no other Default would result therefrom.

7.10            ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $100,000,000; or (b) engage in a transaction which could reasonably be expected to result in liability to the Company or any ERISA Affiliate in excess of $100,000,000 pursuant to Section 4069 or 4212(c) of ERISA.

7.11            Change in Business. The Company shall not, and shall not permit any Subsidiary to, engage in any material line of business other than those lines of business carried on by the Company and its Subsidiaries on the Effective Date and lines of business complementary thereto; provided that (i) in no event will the Company direct any Securitization Subsidiary to engage in any business other than Securitization Transactions permitted hereunder, (ii) in no event will the Company direct any Excluded Subsidiary to engage in any business other than the business carried on by such Subsidiary on the later of the Effective Date and the date that such Subsidiary is approved by the Administrative Agent as an Excluded Subsidiary, and (iii) the Company or its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of, or the Equity Interests of, any Person in unrelated businesses pursuant to an Investment permitted under Section 7.05 so long as the total aggregate consideration paid for such assets and/or Equity Interests during the term of this Agreement does not exceed $500,000,000; provided, however, that if only a portion of the assets acquired or only a portion of the Person's business whose Equity Interests are acquired are deemed by the Company and the Administrative Agent to be an unrelated business, then only the allocable share of the aggregate consideration paid with respect to such unrelated business shall be included for purposes of this clause (iii).

7.12            Burdensome Agreements. The Company shall not, and shall not permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any Contractual Obligation (other than this Agreement and any other Loan Document) that (a) limits the ability (i) of any Subsidiary (other than an Excluded Subsidiary) to make Restricted Payments to the Company or to otherwise transfer property to the Company, (ii) of any Subsidiary (other than an Excluded Subsidiary) to guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary (other than an Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person upon a Lien being granted to secure another obligation of such Person; except, in each case, (1) as required under applicable Requirements of Law, (2) as required under the Loan Documents, (3) for Permitted Liens, (4) for restrictions in any other agreement governing other pari passu Indebtedness of the Company permitted hereunder (including any Senior Note Indenture) that is substantively similar to, or less restrictive than, the Senior Note Indentures that are in effect on the Effective Date, (5) for prohibitions on assignment or transfer contained in leases and (6) as set forth in Schedule 7.12.

7.13            Sanctions. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, the Sustainability Structuring Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions or any applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act or any regulations issued pursuant to it.

7.14            Anti-Corruption Laws. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach any Anti-Corruption Laws.

7.15            Canadian Defined Benefit Pension Plans. No Borrower shall, or permit its Subsidiaries to, maintain, contribute to, or incur any liability or contingent liability in respect of a Canadian Defined Benefit Pension Plan except as permitted by Section 5.07(g).

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01            Event of Default. Any of the following shall constitute an “Event of Default”:

(a)            Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or the principal amount of any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

(b)            Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary or any Responsible Officer furnished at any time under this Agreement or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

(c)            Specific Defaults. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.04(a), 6.13 or Article VII.

(d)            Other Defaults. Any Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document to which it is a party, and such failure shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender.

(e)            Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace or cure period); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition (after giving effect to any applicable grace or cure period) is to cause (or require), or to permit the holder or holders of such Material Financial Obligations or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (or require), such Material Financial Obligations to become due and payable in an amount greater than or equal to $200,000,000 in any single instance (or to be purchased, repurchased or cash collateralized in an amount greater than or equal to $200,000,000 in any single instance) prior to the stated maturity thereof.

(f)            Insolvency, Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; provided that the foregoing shall not apply to the voluntary liquidation, dissolution or winding up of a Subsidiary permitted by Section 6.04.

(g)           Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding with respect to the Company or such Subsidiary; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(h)            ERISA. (i) Except as disclosed on Schedule 5.07, an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000,000; (ii) a contribution failure shall occur with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA securing obligations in excess of $100,000,000; (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period (or any period during which (x) such Borrower is permitted to contest its obligation to make such payment without incurring any liability (other than interest) or penalty and (y) such Borrower is contesting such obligation in good faith and by appropriate proceedings), any installment payment with respect to its withdrawal liability under Section 4201 of ERISA or any contribution obligation under Section 4243 of ERISA, in each case under a Multiemployer Plan in an aggregate amount in excess of $100,000,000; or (iv) any failure by any Borrower or any Subsidiary thereof to perform its obligations under a Canadian Pension Plan, or any event, condition or circumstance in respect of a Canadian Defined Benefit Pension Plan, including any failure by any Borrower or any Subsidiary thereof to perform its obligations under a Canadian Defined Benefit Pension Plan, which has resulted or could reasonably be expected to result in liability of any Borrower or any Subsidiary thereof in an aggregate amount in excess of $100,000,000.

(i)            Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions of $200,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 25 days after the entry thereof.

(j)             Change of Control. There occurs any Change of Control.

(k)            Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any of its Subsidiaries contests in any manner the validity or enforceability of any Loan Document; or the Company or any of its Subsidiaries denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

8.02            Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)            declare the commitment of each Lender to make Loans (including the commitment of the Swing Line Lender to make Swing Line Loans) and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)            require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuers all other rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g), upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, any L/C Issuer or any other Lender. The Administrative Agent shall promptly notify the Company of any declaration described in clause (a) or (b) of the preceding sentence, but failure to give any such notice shall not impair any such declaration or result in any liability to the Administrative Agent.

8.03            Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.04            Application of Receipts. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including reasonable fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.05(c) and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.05(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01            Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, except Section 9.06 hereof, are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Company shall not have rights as a third party beneficiary of any of such provisions, except Section 9.06 hereof. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02            Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions. The Administrative Agent, an Arranger or the Sustainability Structuring Agent, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, an Arranger or the Sustainability Structuring Agent, as applicable, and its Related Parties:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Sustainability Structuring Agent, and Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05            Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06            Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity (other than as a Lender) hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)            Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04. Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07            Non-Reliance on Administrative Agent, Sustainability Structuring Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent, the Sustainability Structuring Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, the Sustainability Structuring Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrowers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Sustainability Structuring Agent or the Arranger to any Lender or any L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent, the Sustainability Structuring Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each L/C Issuer also acknowledges and agrees that (a) none of the Administrative Agent, the Company or any Subsidiary, any Arranger, any Syndication Agent, any Co-Documentation Agent, the Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the credit facilities set forth herein meet such Lender’s or L/C Issuer’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of such credit facilities, including the characteristics of the relevant key performance indicators to which the Company will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) each Lender and L/C Issuer has performed its own independent investigation and analysis of the credit facilities set forth herein and whether such credit facilities meet its own criteria or expectations with regard to environmental impact and/or sustainability performance.

9.08            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the co-syndication agents, documentation agents, joint lead arrangers, joint bookrunners or sustainability structuring agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to a Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11            Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

9.12            Sustainability Matters. Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Company of any Sustainability Facility Fee Adjustment or any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

9.13            Availability of Term CORRA. Each Lender represents and warrants, as of the Effective Date, that such Lender has all licenses, permits and approvals necessary for the use of Term CORRA hereunder unless such Lender has notified the Administrative Agent and the Company in writing prior to the Effective Date that such Lender does not have such licenses, permits and/or approvals for the use of Term CORRA (any such Lender on the Effective Date that does not have the necessary licenses, permits and/or approvals for the use of Term CORRA, an “Impacted Term CORRA Lender”). After the Effective Date, each Impacted Term CORRA Lender shall promptly notify the Administrative Agent and the Company once such Impacted Term CORRA Lender has received all necessary licenses, permits and approvals to make Committed Loans at the Term CORRA Rate hereunder.

ARTICLE X.
MISCELLANEOUS

10.01            Amendments, Etc. Subject to Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and each Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e)            (i) change Section 8.04 in a manner that would alter the pro rata sharing of payments or order of application required thereby or change Section 2.06 in a manner that would alter the pro rata treatment of reductions of the Aggregate Commitments (or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or pro rata sharing of payments otherwise required hereunder) or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, in each case without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)            release the Company or the Canadian Borrower, without the written consent of each Lender, except in connection with a merger, amalgamation (with respect to the Canadian Borrower), or consolidation permitted under Section 7.04 or a Disposition permitted under Section 7.05; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of the applicable L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it or extend the Letter of Credit Expiration Date applicable to the Letters of Credit issued by such L/C Issuer; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any obvious ambiguity, omission, mistake, typographical error or other defect, in each case of a technical or immaterial nature, in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Company, acting together, shall be permitted to amend, modify or supplement such provision to cure such obvious ambiguity, omission, mistake, typographical error or other defect, in each case of a technical or immaterial nature, and such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitment of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

10.02            Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Company, the Administrative Agent, Bank of America as the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to a Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if confirmation of delivery has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and shall be deemed received upon the sender’s receipt of an acknowledgement as provided above, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor and such notice shall be deemed received upon the sender's receipt of an acknowledgement as provided above.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except in the case of any of the foregoing persons who are seeking indemnification hereunder, to the extent such reliance resulted from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03            No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of the Lenders and the L/C Issuers; provided, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrowers under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer, including the reasonable fees and expenses of attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Sustainability Structuring Agent and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, including the reasonable fees and expenses of any attorney who may be an employee of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that are actual losses, claims, or damages arising and resulting from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and Bank of America as an L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05            Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery of payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06            Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund no minimum amount need be assigned; and

(B)            In any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10)  Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)            the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in its exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)            the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment;

provided, that, notwithstanding the foregoing, assignment by BNP Paribas to Bank of the West or BNP Paribas Fortis shall not require any consents described in clauses (A) through (D) of this subsection (b)(iii), so long as Bank of the West or BNP Paribas Fortis, as applicable, is a wholly-owned Subsidiary of BNP Paribas.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Company and Defaulting Lender. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and assumed by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, each Borrower or such Borrowers, as applicable (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender, that is not a Defaulting Lender, may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, a Disqualified Lender, the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Reserved.

(h)            Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ prior notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ prior notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided that such successor shall consent to such appointment by the Company; and provided further that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07            Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, the Sustainability Structuring Agent, and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and which gives the Company the right to enforce such confidentiality provisions, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(b) or 2.17(d) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of a Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Company or any of its Subsidiaries. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Sustainability Structuring Agent and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed reasonable compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities laws.

10.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after giving prior written notice to the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, such L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09            Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (including without limitation, the Criminal Code (Canada)) (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10            Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11            Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12            Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13            Replacement of Lenders; Termination of Commitments.

(a)            If (i) any Lender (or any Participant) requests compensation under Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, (iv) any Lender fails to approve any amendment, waiver or consent requested by the Company pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender or (v) any Lender is a Non-Extending Lender and the Borrowers have satisfied the minimum extension requirements in Section 2.17(e), then the Company may elect, by delivering written notice to such Lender and the Administrative Agent, to either replace such Lender at its sole expense and effort in accordance with subsection (b) below or terminate all of the Commitments of such Lender in accordance with subsection (c) below.

(b)            If the Company elects to replace a Lender in accordance with subsection (a) above, such Lender shall be required to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), within 10 Business Days after receipt by such Lender of the Company’s written notice of such election, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee identified by the Company that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless waived by the Administrative Agent);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such amendment, waiver or consent;

(v)           in the case of any assignment from a Non-Extending Lender, the Person to whom such assignment is made shall have agreed to the applicable extension request; and

(vi)          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(c)            If the Company elects to terminate the Commitments of a Lender in accordance with subsection (a) above, all of the Commitments of such Lender shall be terminated immediately (with the Aggregate Commitments reduced in a like amount on a non-pro rata basis) upon the later of (i) the date of the receipt by the Administrative Agent and such Lender of the Company’s written notice of such election and (ii) the date that the Borrowers have repaid all of outstanding principal of their Loans and L/C Advances of such Lender, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) (which payments may be applied to the Loans, interest, fees and other obligations of such Lender on a non-pro rata basis with payments made to the other Lenders, notwithstanding the provisions of Section 2.13 to the contrary); provided, that the Company may not terminate the Commitments of a Lender pursuant to this subsection (c) if, after giving effect to such termination and the repayment of Loans of such Lender required hereby, the Total Outstandings minus the amount of any Cash Collateral that the Company has provided to secure outstanding L/C Obligations prior to or concurrently with such termination would exceed the Aggregate Commitments.

10.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS.

10.15            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16            No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, co-documentation agents and Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers, co-documentation agents and Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of its Affiliates or any other Person and (B) neither the Administrative Agent, the Arrangers, co-documentation agents nor Lenders has any obligation to the Borrowers or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent, the Arrangers, co-documentation agents and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, the Arrangers, co-documentation agents nor Lenders has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, co-documentation agents and/or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17            Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Borrower and each of the Administrative Agent and each Credit Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, an L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, an L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, such L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each Borrower hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18            USA PATRIOT Act and Canadian AML Acts Notice. Each Lender that is subject to the Act (as hereinafter defined) or any Canadian AML Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Canadian AML Acts, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower, tax identification number, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Canadian AML Acts.

10.19      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.21      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.22      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.23      Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing 2021 Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing 2021 Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the credit facilities described in the Existing 2021 Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Company outstanding as of such date under the Existing 2021 Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Effective Date, reflect the respective Commitment of the Lenders hereunder.

[Remainder of page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

REPUBLIC SERVICES, INC.

By:	/s/ Calvin R. Boyd
Name:	Calvin R. Boyd
Title:	Vice President, Finance and Treasurer

USE CANADA HOLDINGS, INC.

By:	/s/ Calvin R. Boyd
Name:	Calvin R. Boyd
Title:	Treasurer

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Larkin
Name:	Angela Larkin
Title:	Vice President

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

LENDERS:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Michael Contreras
Name:	Michael Contreras
Title:	Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A. (Canada Branch), as a Lender and Swing Line Lender

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

J.P. Morgan Securities LLC, as Sustainability Structuring Agent

By:	/s/ Ana Silva
Name:	Ana Silva
Title:	Executive Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender and an L/C Issuer

By:	/s/ Marlon Mathews
Name:	Marlon Mathews
Title:	Executive Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender

By:	/s/ Jeffrey Coleman
Name:	Jeffrey Coleman
Title:	Executive Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Steven Chen
Name:	Steven Chen
Title:	Vice President

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BARCLAYS BANK PLC, as a Lender

By:	/s/ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Vice President

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BNP PARIBAS, as a Lender and an L/C Issuer

By:	/s/ Richard Pace
Name:	Richard Pace
Title:	Managing Director

By:	/s/ Michael Lefkowitz
Name:	Michael Lefkowitz
Title:	Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

MIZUHO BANK, LTD., as a Lender and an L/C Issuer

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Managing Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Douglas Jorgensen
Name:	Douglas Jorgensen
Title:	Senior Vice President

PNC BANK CANADA BRANCH, as a Lender

By:	/s/ Martin Peichl
Name:	Martin Piechl
Title:	Senior Vice President

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

ROYAL BANK OF CANADA, as a Lender and an L/C Issuer

By:	/s/ Nikhil Madhok
Name:	Nikhil Madhok
Title:	Authorized Signatory

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and an L/C Issuer

By:	/s/ Rosa Pritsch
Name:	Rosa Pritsch
Title:	Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA, as a Lender and an L/C Issuer

By:	/s/ Frans Braniotis
Name:	Frans Braniotis
Title:	Managing Director & Head

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender and an L/C Issuer

By:	/s/ Victoria Roberts
Name:	Victoria Roberts
Title:	Authorized Signatory

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

TRUIST BANK, as a Lender and an L/C Issuer

By:	/s/ William P. Rutkowski
Name:	William P. Rutkowski
Title:	Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Senior Vice President

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

COBANK, ACB, as a Lender

By:	/s/ Kelli Cholas
Name:	Kelli Cholas
Title:	Associate Corporate Secretary

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as a Lender

By:	/s/ Alessandro Toigo
Name:	Alessandro Toigo
Title:	Managing Director

By:	/s/ Javier Richard Cook
Name:	Javier Richard Cook
Title:	Managing Director

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

COMERICA BANK, as a Lender

By:	/s/ Collin Miller
Name:	Collin Miller
Title:	AVP

Republic Services, Inc.

Second Amended and Restated Credit Agreement

Signature Page

SCHEDULE 1.01(a)

ALLIED UNRESTRICTED SUBSIDIARIES

Global Indemnity Assurance Company

Saguaro National Captive Insurance Company

BFI Trans River (LP), Inc.

Consolidated Processing, Inc.

Schedule 1.01(a) – Allied Unrestricted Subsidiaries

SCHEDULE 1.01(b)

EXCLUDED SUBSIDIARIES

3G&L

Kent-Meridian Disposal Company Roosevelt Associates

Agromin OC, LLC

Bloomington Haulers, LLC

Champlin Refuse, Inc.

Continental Waste Industries-Gary, Inc.

Modern-Mallard Energy, LLC

Prichard Landfill Corporation

Global Indemnity Assurance Company

Saguaro National Captive Insurance Company

BFI Trans River (LP), Inc.

Consolidated Processing, Inc.

Bom Ambiente Insurance Company

Republic Services Risk Management, Inc.

RSG Cayman Group, Inc.

Browning-Ferris Industries de Mexico, S.A. de C.V.

Republic Services of British Columbia, Inc.

Republic Services of Canada, Inc.

Republic Transportation Services of Canada, Inc.

NRC (Asia Pacific) Ltd.

Environmental Quality Industrial Services de Mexico, S. de R.L. de C.V.

Environmental Services Inc.

National Response Corp. Aruba N.V.

National Response Corporation Mexico NRC, S. de R.L. de C.V.

NRC (Egypt) LLC

NRC (Trinidad and Tobago) Limited

NRC Eastern Mediterranean Ltd.

NRC Int. Holding Company LLC

NRC Servicing Limited

Specialized Response Solutions (Canada) Inc.

Stablex Canada Inc.

US Ecology Canada Inc. /Les Solutions Environnementales US Ecology Canada Inc.

USE Canada Holdings, Inc.

Venezuelan Response Corporation

15974356 Canada Inc.

11456091 Canada Inc.

16037755 Canada Inc.

8439117 Canada Inc.

MORS Refining Systems Inc.

North South Fibres Inc.

Southern Sanitation Inc.

Republic Services of Ontario, Inc.

VHG, Inc.

Warner Hill Development Company

Schedule 1.01(b) – Excluded Subsidiaries

SCHEDULE 1.01(c)

L/C ISSUERS AND LETTER OF CREDIT COMMITMENTS

L/C Issuer	Letter of Credit Commitment
Bank of America, N.A.	$200,000,000.00
JPMorgan Chase Bank, N.A.	$200,000,000.00
Wells Fargo Bank, National Association	$200,000,000.00
PNC Bank, National Association	$200,000,000.00
BNP Paribas	$100,000,000.00
Mizuho Bank, Ltd.	$100,000,000.00
Sumitomo Mitsui Banking Corporation	$100,000,000.00
The Bank of Nova Scotia	$100,000,000.00
The Toronto-Dominion Bank, New York Branch	$100,000,000.00
Truist Bank	$100,000,000.00
U.S. Bank National Association	$100,000,000.00
Royal Bank of Canada	$50,000,000.00
Total	$1,550,000,000.00

Schedule 1.01(c) – L/C Issuers and Letter of Credit Commitments

SCHEDULE 1.01(d)

DISQUALIFIED LENDERS

•	Avalon Holdings Corporation (AWX)
•	BioMedical Technology Holdings, Inc. (BMTL)
•	Casella Waste Systems, Inc. (CWST)
•	Clean Harbors, Inc. (CLH)
•	Commodore Applied Technologies, Inc. (CXIA.PK)
•	Covanta Holding Corporation (CVA)
•	Darling International Inc. (DAR)
•	Ecology and Environment, Inc. (EEI)
•	Energy Capital Partners LLC (Private)
•	GFL Environmental Inc. (GFL)
•	GreenShift Corporation (GERS.OB)
•	Heckmann Corporation (HEK)
•	Heritage-Crystal Clean, Inc. (HCCI)
•	Imperial Petroleum Recovery Corporation (IREC.PK)
•	Metech Recycling (CERZF)
•	OP-TECH Environmental Services, Inc. (OPST.PK)
•	PDG Environmental, Inc. (PDGE.PK)
•	Perma-Fix Environmental Services, Inc. (PESI)
•	Pope Resources (POPE)
•	Sharps Compliance Corp. (SMED)
•	Stericycle, Inc. (SRCL)
•	Titan Technologies, Inc. (TITT.PK)
•	Transtech Industries, Inc. (TRTI.PK)
•	TRC Companies, Inc. (TRC)
•	Tri-Tech Holding Inc. (TRITF)
•	US Ecology, Inc. (ECOL)
•	Veolia Environmental SA (VEOEY)
•	Vertex Energy, Inc. (VTNR)
•	Waste Connections, Inc. (WCN)
•	Waste Management, Inc. (WM)
•	Macquarie Infrastructure Partners (f/k/a WCA Waste Corporation)

Schedule 1.01(d) – Disqualified Lenders

SCHEDULE 2.01

COMMITMENTS AND

APPLICABLE PERCENTAGES

Lender	Commitment Amount	Applicable Percentage
Bank of America, N.A.	$355,000,000.00	10.142857143%
JPMorgan Chase Bank, N.A.	$355,000,000.00	10.142857143%
Wells Fargo Bank, National Association	$355,000,000.00	10.142857143%
Barclays Bank PLC	$210,000,000.00	6.000000000%
BNP Paribas	$210,000,000.00	6.000000000%
Mizuho Bank, Ltd.	$210,000,000.00	6.000000000%
PNC Bank, National Association	$210,000,000.00	6.000000000%
Royal Bank of Canada	$210,000,000.00	6.000000000%
Sumitomo Mitsui Banking Corporation	$210,000,000.00	6.000000000%
The Bank of Nova Scotia	$210,000,000.00	6.000000000%
The Toronto-Dominion Bank, New York Branch	$210,000,000.00	6.000000000%
Truist Bank	$210,000,000.00	6.000000000%
U.S. Bank National Association	$210,000,000.00	6.000000000%
CoBank, ACB	$130,000,000.00	3.714285714%
Intesa Sanpaolo S.p.A., New York Branch	$130,000,000.00	3.714285714%
Comerica Bank	$75,000,000.00	2.142857143%
Total	$3,500,000,000.00	100.000000000%

Schedule 2.01 – Commitments and Applicable Percentages

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

L/C Issuer	L/C Number	Pricing Option	Status	Current Amount	Original Amount	CCY	Effective Date	Actual Expiry
Sumitomo	078393	Standby Letter of Credit	Active	350,000.00	350,000.00	USD	8-Jun-18	13-Feb-25
Royal Bank of Canada	10013772	Standby Letter of Credit	Active	5,266.15	5,266.15	USD	22-Dec-17	21-Dec-24
Royal Bank of Canada	10013778	Standby Letter of Credit	Active	7,802.37	7,802.37	USD	11-May-18	10-Aug-25
Royal Bank of Canada	10013779	Standby Letter of Credit	Active	25,486.06	25,486.06	USD	28-Apr-18	27-Jul-25
Royal Bank of Canada	10013780	Standby Letter of Credit	Active	38,229.08	38,229.08	USD	25-Mar-18	24-Sep-24
Royal Bank of Canada	10013781	Standby Letter of Credit	Active	63,108.57	63,108.57	USD	9-Apr-18	8-Jul-25
Royal Bank of Canada	10013782	Standby Letter of Credit	Active	10,922.60	10,922.60	USD	14-Mar-18	13-Mar-25
PNC	18104599	Standby Letter of Credit	Active	3,242,505.00	1,500,000.00	USD	8-Jun-18	30-Apr-25
PNC	18115427	Standby Letter of Credit	Active	5,845,255.00	53,959,532.00	USD	8-Jun-18	8-Jun-25
PNC	18132625	Standby Letter of Credit	Active	250,000.00	250,000.00	USD	26-Dec-19	26-Dec-25
PNC	18136687	Standby Letter of Credit	Active	141,885.82	141,885.52	USD	2-Aug-22	31-Jun-25
PNC	38101550	Standby Letter of Credit	Active	57,847,667.00	30,347,667.00	USD	15-Aug-18	16-Jul-25
BNP	1882230	Standby Letter of Credit	Active	29,400,000.00	25,000,000.00	USD	8-Jun-18	7-Apr-25
JPMorgan Chase	635307	Standby Letter of Credit	Active	5,000.00	5,000.00	USD	8-Jun-18	21-Dec-24
JPMorgan Chase	635311	Standby Letter of Credit	Active	85,997,706.00	85,997,706.00	USD	21-Jun-25	21-Jun-22
JPMorgan Chase	CPCS406365	Standby Letter of Credit	Active	750,000.00	500,000.00	USD	8-Jun-18	31-Jul-25
JPMorgan Chase	CPCS423712	Standby Letter of Credit	Active	56,790,819.00	56,790,819.00	USD	8-Jun-18	13-Mar-25
JPMorgan Chase	CPCS423715	Standby Letter of Credit	Active	164,920.00	363,557.38	USD	8-Jun-18	27-Jan-25
JPMorgan Chase	CPCS423718	Standby Letter of Credit	Active	3,000,000.00	3,000,000.00	USD	8-Jun-18	13-Apr-25
JPMorgan Chase	CPCS634768	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	8-Jun-18	22-Dec-24
Wells Fargo	IS000132172U	Standby Letter of Credit	Active	50,000.00	50,000.00	USD	23-Jun-20	23-Jun-25
Wells Fargo	IS000200727U	Standby Letter of Credit	Active	1,225,000.00	2,100,000.00	USD	23-Jun-21	4-Nov-24
Wells Fargo	IS000226671U	Standby Letter of Credit	Active	250,000.00	250,000.00	USD	20-Oct-21	22-Oct-24
Wells Fargo	IS000278866U	Standby Letter of Credit	Active	2,413,064.00	2,413,064.00	USD	12-May-22	12-May-25
Wells Fargo	IS000301219U	Standby Letter of Credit	Active	57,802.96	53,375.00	USD	18-Aug-22	18-Aug-24
Wells Fargo	IS0054165U	Standby Letter of Credit	Active	7,049.06	7,049.06	USD	18-Apr-19	30-Dec-24
Wells Fargo	IS0282652U	Standby Letter of Credit	Active	45,704.00	45,704.00	USD	18-Mar-15	20-Mar-25

Schedule 2.03 – Existing Letters of Credit

Wells Fargo	IS0282656U	Standby Letter of Credit	Active	22,604.00	22,604.00	USD	18-Mar-15	20-Mar-25
Wells Fargo	IS0282668U	Standby Letter of Credit	Active	10,000.00	10,000.00	USD	18-Mar-15	20-Mar-25
Wells Fargo	IS0293251U	Standby Letter of Credit	Active	51,057.00	68,865.00	USD	18-Mar-17	8-Aug-24
Wells Fargo	NPS395212	Standby Letter of Credit	Active	4,865,000.00	4,865,000.00	USD	18-Aug-17	22-Jun-26
Wells Fargo	NZS513075	Standby Letter of Credit	Active	500,000.00	500,000.00	USD	8-Jun-18	18-Sep-24
Wells Fargo	NZS904702	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	8-Jun-18	1-Aug-24
Wells Fargo	NZS905708	Standby Letter of Credit	Active	916,777.00	916,777.00	USD	8-Jun-18	30-Jun-25
Wells Fargo	NZS906719	Standby Letter of Credit	Active	3,825,000.00	7,975,000.00	USD	8-Jun-18	20-Aug-24
Wells Fargo	NZS950062	Standby Letter of Credit	Active	500,000.00	500,000.00	USD	8-Jun-18	8-Jun-25
Wells Fargo	SC7002422	Standby Letter of Credit	Active	5,000,000.00	5,000,000.00	USD	8-Jun-18	31-May-25
JPMorgan Chase	P224545	Standby Letter of Credit	Active	26,806.00	26,806.00	USD	8-Jun-18	25-Apr-25
JPMorgan Chase	P224550	Standby Letter of Credit	Active	2,500.00	2,500.00	USD	8-Jun-18	31-Jan-22
JPMorgan Chase	P224551	Standby Letter of Credit	Active	750,000.00	750,000.00	USD	8-Jun-18	10-Jan-25
JPMorgan Chase	P224577	Standby Letter of Credit	Active	1,000,000.00	1,000,000.00	USD	8-Jun-18	15-Oct-24
JPMorgan Chase	P224609	Standby Letter of Credit	Active	54,007.80	54,007.80	USD	8-Jun-18	15-Nov-24
JPMorgan Chase	P224610	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	8-Jun-18	31-Dec-24
JPMorgan Chase	P224612	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	8-Jun-18	31-Dec-24
JPMorgan Chase	P224613	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	8-Jun-18	31-Dec-24
JPMorgan Chase	P224621	Standby Letter of Credit	Active	5,000.00	5,000.00	USD	8-Jun-18	15-Dec-24
JPMorgan Chase	P224622	Standby Letter of Credit	Active	5,000.00	5,000.00	USD	8-Jun-18	15-Dec-24
JPMorgan Chase	P224625	Standby Letter of Credit	Active	5,000.00	5,000.00	USD	8-Jun-18	20-Dec-24
JPMorgan Chase	P224628	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	8-Jun-18	31-Dec-24
JPMorgan Chase	P224629	Standby Letter of Credit	Active	10,234,546.00	23,324,581.00	USD	8-Jun-18	2-Jan-25
JPMorgan Chase	P224637	Standby Letter of Credit	Active	124,658.00	251,000.00	USD	8-Jun-18	1-Nov-24
JPMorgan Chase	P224646	Standby Letter of Credit	Active	200,000.00	200,000.00	USD	8-Jun-18	15-Nov-24
JPMorgan Chase	P225428	Standby Letter of Credit	Active	891,100.00	891,100.00	USD	8-Jun-18	13-May-25
JPMorgan Chase	P225429	Standby Letter of Credit	Active	495,356.00	495,356.00	USD	8-Jun-18	13-May-25
Bank of America	T00000001347002	Standby Letter of Credit	Active	566,225.00	566,225.00	USD	1-Apr-05	30-Apr-25
Bank of America	T00000001347007	Standby Letter of Credit	Active	3,000,000.00	3,000,000.00	USD	1-Apr-05	14-Nov-24
Bank of America	T00000001347021	Standby Letter of Credit	Active	150,000.00	150,000.00	USD	1-Apr-05	17-Jan-25
Bank of America	T00000001347022	Standby Letter of Credit	Active	1,000,000.00	1,000,000.00	USD	1-Apr-05	30-Jan-25
Bank of America	T00000001347033	Standby Letter of Credit	Active	1,500,000.00	1,500,000.00	USD	1-Apr-05	10-Jun-25

Schedule 2.03 – Existing Letters of Credit

Bank of America	T00000001347035	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	1-Apr-05	20-Aug-24
Bank of America	T00000001347037	Standby Letter of Credit	Active	181,349.00	181,349.00	USD	1-Apr-05	20-Aug-24
Bank of America	T00000001347041	Standby Letter of Credit	Active	100,000.00	100,000.00	USD	1-Apr-05	2-Jan-25
Bank of America	T00000001396754	Standby Letter of Credit	Active	31,497,205.32	31,197,586.00	USD	1-Apr-05	1-Jun-25
Bank of America	T00000003125754	Standby Letter of Credit	Active	75,000.00	1,390,374.00	USD	5-Sep-12	1-Dec-24
Bank of America	T00000064020316	Standby Letter of Credit	Active	1,549,000.00	1,547,000.00	USD	1-Feb-07	30-Jan-25
Bank of America	T00000064020328	Standby Letter of Credit	Active	51,872.00	51,872.00	USD	21-Jun-13	30-Jun-25
Bank of America	T00000064020329	Standby Letter of Credit	Active	125,000.00	1,200,000.00	USD	16-Jan-09	16-Jan-25
Bank of America	T00000064020332	Standby Letter of Credit	Active	989,589.18	924,849.70	USD	19-Aug-09	19-Aug-24
Bank of America	T00000064020333	Standby Letter of Credit	Active	216,685.81	216,685.81	USD	10-Oct-09	19-Oct-24
Bank of America	T00000064020337	Standby Letter of Credit	Active	150,000.00	150,000.00	USD	22-Sep-10	22-Sep-24
Bank of America	T00000064020340	Standby Letter of Credit	Active	150,000.00	150,000.00	USD	22-Sep-10	22-Sep-24
Bank of America	T00000064039409	Standby Letter of Credit	Active	30,000.00	30,000.00	USD	28-Apr-05	27-Apr-25
Bank of America	T00000064039410	Standby Letter of Credit	Active	1,000,000.00	1,000,000.00	USD	28-Apr-05	27-Apr-25
Bank of America	T00000064039411	Standby Letter of Credit	Active	57,500.00	57,500.00	USD	28-Apr-05	27-Apr-25
Bank of America	T00000064039424	Standby Letter of Credit	Active	13,670.00	13,670.00	USD	5-Feb-10	5-Feb-22
Bank of America	T00000064039425	Standby Letter of Credit	Active	30,000.00	30,000.00	USD	5-Feb-10	5-Feb-22
Bank of America	T00000068177856	Standby Letter of Credit	Active	528,223.00	3,245,000.00	USD	13-Oct-21	11-Oct-24

Schedule 2.03 – Existing Letters of Credit

SCHEDULE 2.18

SUSTAINABILITY TABLE

Renewable Energy Amount

Fiscal Year	Renewable Energy Threshold A	Renewable Energy Target A
2024	71.8	84.2
2025	74.5	87.5

Total Recordable Incident Rate

Fiscal Year	TRIR Threshold B	TRIR Target B
2024	2.85	2.40
2025	2.75	2.30

Schedule 2.18 – Sustainability Table

SCHEDULE 5.07

ERISA MATTERS

Two Hundred Fifty Six Million Seven Hundred Ninety Two Thousand and Two Hundred and Eighty Four Dollars ($256,792,284) in charges have been taken in prior fiscal quarters in connection with the Central States, Southeast & Southwest Areas Pension Fund, Union de Tronquistas De Puerto Rico Local 901 Pension Plan, Local 705 International Brotherhood of Teamsters Pension Fund, Western Conference of Teamsters Pension Plan, Industrial Employers and Distributors Association Retirement Plan, New England Teamsters & Trucking Industry Pension, New York State Teamsters Conference Pension & Retirement Fund and IAM National Pension Fund withdrawal liabilities.

Borrower may incur further withdrawal liabilities not to exceed Three Hundred Fifty Million Dollars ($350,000,000) in the aggregate during the term of the Credit Agreement for its possible withdrawal from the following Multiemployer Plans:

Local No. 731, I.B. of T. Pension Fund

Western Metal Industry Pension Plan

Teamsters Employers Local 945 Pension Fund

Operating Engineers Local 324 Pension Fund

Suburban Teamsters of Northern Illinois Pension Plan

Automotive Industries Pension Plan

New York State Teamsters Conference Pension & Retirement Fund

Western Pennsylvania Teamsters and Employers Pension Fund

Pension Trust Fund for Operating Engineers

Union De Tronquistas De Puerto Rico Local 901 – Pension Plan

Teamsters Pension Trust Fund of Philadelphia & Vicinity

LIUNA National (Industrial) Pension Fund

Automobile Mechanics’ Local No. 701 Pension Fund

Western States Office and Professional Employees Pension Fund

Automotive Machinists Pension Plan

Operating Engineers Construction Industry and Miscellaneous Pension Fund

Western Conference of Teamsters Pension Plan

Teamsters Union No. 142 Pension Fund

Central Pension Fund of the IUOE & Participating Employers

Midwest Operating Engineers Pension Trust Fund

Schedule 5.07 – ERISA Matters

IAM National Pension Fund

Recycling and General Industrial Union Local 108 Pension Fund

Indiana Teamsters Pension Plan

Operating Engineers Pension Trust

Locals 302 & 612 of the IUOE - Employers Construction Industry Retirement Plan

Operating Engineers Local 37 Pension Fund

IUOE Local 542 Pension Fund

Operating Engineers Local No. 825 Pension Fund

International Painters and Allied Trades Industry Pension Plan

Trucking Employees of North Jersey Pension Fund

For the avoidance of doubt, this Schedule 5.07 shall constitute notice under Section 6.03(c) of the Borrower’s withdrawal from such Multiemployer Plan and Borrower’s incurrence of such liabilities.

Schedule 5.07 – ERISA Matters

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

None.

Schedule 5.12 – Environmental Matters

SCHEDULE 5.16

MATERIAL SUBSIDIARIES

Allied Waste Industries, LLC
Allied Waste North America, LLC
Allied Waste Services of North America, LLC
Allied Waste Systems, Inc.
Allied Waste Transportation, Inc.
AWIN Management, Inc.
BFI Waste Services, LLC
Browning-Ferris Industries, LLC

Schedule 5.16 – Material Subsidiaries

SCHEDULE 7.02

EXISTING LIENS

None.

Schedule 7.02 – Existing Liens

SCHEDULE 7.06

EXISTING SUBSIDIARY INDEBTEDNESS

Subsidiary	Issued	Outstanding	Coupon	Maturity
Browning-Ferris Industries, LLC	$400,000,000	$148,052,000	7.400%	9/15/2035

Schedule 7.06 – Existing Subsidiary Indebtedness

SCHEDULE 7.12

EXISTING BURDENSOME AGREEMENTS

None.

Schedule 7.12 – Existing Burdensome Agreements

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWERS:

Republic Services, Inc.

18500 North Allied Way

Phoenix, Arizona 85054

Attention:	Calvin R. Boyd
Vice President, Finance and Treasurer
Telephone:	480.477.5065

Electronic Mail:      cboyd2@republicservices.com

Website Address: www.republicservices.com

with a copy to:

Quarles & Brady LLP

One Renaissance Square

Two North Central Avenue

Phoenix, Arizona 85004

Attention:           Kevin Walsh, Partner

Electronic Mail:    kevin.walsh@quarles.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Gateway Village- 900 Building

Mail Code: NC1-026-06-04

Charlotte, NC 28255-0001

Attention:	Nicole Mickens
Telephone:	980-386-3931

Electronic Mail:  nicole.mickens@bofa.com

Wire Instructions:

Bank of America, N.A.

New York, New York

ABA #026009593

Account #1366072250600

Attn: Wire Clearing Acct for Syn Loans - LIQ

Ref: Republic Services, Inc.

Schedule 10.02 – Administrative Agent’s Office; Certain Addresses for Notices

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

540 W Madison Street

Mail Code: IL4-540-22-29

Chicago, IL 60603

Attention:	Angela Larkin
Telephone:	312-828-3882
Telecopier:	312-206-8409

Electronic Mail: angela.larkin@bofa.com

All Notices to Portfolio/Credit Contact:

Bank of America, N.A.

Bank of America Tower Chicago

110 N Wacker Dr

Mail Code: IL4-110-14-10

Chicago, Illinois 60606-1511

Attention:	Michael Contreras
Director
Telephone:	312.992.3882

Electronic Mail: michael.contreras@bofa.com

Schedule 10.02 – Administrative Agent’s Office; Certain Addresses for Notices

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:         Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of July 26, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and J.P. Morgan Securities LLC, as Sustainability Structuring Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Loans

☐ A conversion or continuation of Committed Loans

1.            On _________________________ (a Business Day).

2.            Currency: _____________.

3.            In the amount of $_______________.

4.            Comprised of ______________________________.

[Type of Committed Loan requested]

5.            For Term SOFR Loans or Alternative Currency Term Rate Loans: with an Interest Period of ___ months.

[6.          On behalf of ______________________________ [insert name of applicable Borrower].]1

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[REPUBLIC SERVICES, INC.] [USE CANADA HOLDINGS, INC.]

By:
Name:
Title:

1 Note to Borrower. Include for Borrowings requested by Company on behalf of Canadian Borrower.

Exhibit A
Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of July 26, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and J.P. Morgan Securities LLC, as Sustainability Structuring Agent.

The undersigned hereby requests a Swing Line Loan:

1.            On _______________ (a Business Day).

2.            Currency: _____________.

3.            In the amount of $_______________.

4.            Comprised of ______________________________.

[Base Rate Loans or Canadian Prime Rate Swing Line Loans]

[5.          On behalf of ______________________________ [insert name of applicable Borrower].]2

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[REPUBLIC SERVICES, INC.] [USE CANADA HOLDINGS, INC.]

By:
Name:
Title:

2 Note to Borrower. Include for Swing Line Borrowings requested by Company on behalf of Canadian Borrower.

Exhibit B

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

_______________

FOR VALUE RECEIVED, the undersigned Borrower (the [“Borrower”][“Canadian Borrower”]) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the [Borrower][Canadian Borrower] under that certain Second Amended and Restated Credit Agreement, dated as of July 26, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The [Borrower][Canadian Borrower] promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars or Canadian Dollars, as applicable, in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

[Notwithstanding anything in this Note or the other Loan Documents to the contrary, the Canadian Borrower shall not be liable for or obligated with respect to any Loans or any other obligations of the Company.]

The [Borrower][Canadian Borrower], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank; signature page follows]

Exhibit C

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REPUBLIC SERVICES, INC.]
[USE CANADA HOLDINGS, INC.]

By:
Name:
Title:

Exhibit C

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, _____

To:         Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of July 26, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                                       of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.            The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present, in accordance with GAAP (subject to the absence of footnotes and to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries as of such date and for such period.

2.            The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.

3.            A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period, the Borrowers performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default has occurred and is continuing.]

Exhibit D

Form of Compliance Certificate

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.            The representations and warranties of each Borrower contained in Article V of the Agreement, and any representations and warranties of such Borrower that are contained in any Loan Document or other document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsection (a) of Section 5.11 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5.            The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

REPUBLIC SERVICES, INC.

By:
Name:
Title:

Exhibit D

Form of Compliance Certificate

For the Quarter/Year ended ___________________ (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.            Subsection 7.01: Total Debt to EBITDA Ratio

A.	Total Debt as of last day of Computation Period:		$

B.	Restricted Cash as of last day of Computation Period:		$

	C. Outstanding tax-exempt bonds that are included in Total Debt and that are held by the Company or a Subsidiary as an Investment included on the balance sheet of the Company or a Subsidiary pending the remarketing or repayment thereof as of The last day of the Computation Period:		$

D.	Line I.A. minus Line I.B. minus Line I.C:		$

E.	Consolidated EBITDA for Computation Period[3]:

	(1)	Consolidated Net Income for Computation Period:	$
	(2)	Consolidated Interest Expense for Computation Period:	$
	(3)	taxes on income for Computation Period:	$
	(4)	depreciation, amortization and depletion for Computation Period:	$
	(5)	accretion for Computation Period:	$
	(6)	loss on extinguishment of Indebtedness for Computation Period:	$
	(7)	non-cash charges incurred with respect to Company’s withdrawal liabilities disclosed on Schedule 5.07 during the Computation Period:	$
	(8)	non-cash write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business:	$
	(9)	Lines I.E.(1)+(2)+(3)+(4)+(5)+(6)+(7)+(8):	$

F.	Line I.D. divided by Line I.E.(9):			______ to 1.00

(Line I.F must not be greater than 3.75 to 1.00, subject to the proviso in Section 7.01 of the Agreement)

3 To the extent that any Acquisition has been consummated during a Computation Period, Consolidated EBITDA shall be computed on a pro forma basis in accordance with Article 11 of Regulation S-X of the SEC or in a manner otherwise approved by the Administrative Agent only for the purpose of determining the Total Debt to EBITDA Ratio.

Exhibit D

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount and equal to the percentage identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________ [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Republic Services, Inc., a Delaware corporation and USE Canada Holdings, Inc., a Canadian corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

Exhibit E-1

Form of Assignment and Assumption

5.	Credit Agreement: Second Amended and Restated Credit Agreement, dated as of July 26, 2024, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer, and Swing Line Lender

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders		Amount of Commitment/ Loans Assigned		Percentage Assigned of Commitment/ Loans		CUSIP Number
			$	_________	$	_________	_________	%
			$	_________	$	_________	_________	%
			$	_________	$	_________	_________	%

[7.	Trade Date: __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Exhibit E-1

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:][5]

REPUBLIC SERVICES, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Swing Line Lender [and an L/C Issuer]

By:
Name:
Title:

[__________], as an L/C Issuer[6]

By:
Name:
Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuers) is required by the terms of the Credit Agreement.

6 Add additional signature blocks for each L/C Issuer as needed.

Exhibit E-1

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Second Amended and Restated Credit Agreement dated as of July 26, 2024, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, by and among Republic Services, Inc., USE Canada Holdings, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the Lenders party thereto from time to time

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.         Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.11 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit E-1

Form of Assignment and Assumption

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-1

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

Exhibit E-2

Form of Administrative Questionnaire

LSTA/LMA Standard Administrative Details Form

The Loan Market Association ("LMA") and Loan Syndications & Trading Association ("LSTA") consent to the use and reproduction of this document for the preparation and documentation of agreements relating to transactions or potential transactions in the loan markets.

© Loan Market Association, Loan Syndications & Trading Association. All rights reserved.

LSTA/LMA Standard Administrative Details Form

Borrower Name	Republic Services Inc

ENTITY DETAILS

Name	Body Text (ss, first line indent, 12 pt after)			MEI	*Markit Entity ID*
GIIN	*FATCA Global Intermediary Identification Number (Optional)*	CRN	*UK Company Registration Number (Optional)*	LEI	*Legal Entity ID (Optional)*
Entity Type	*Type of lender. If lender/entity type does not appear in list, you may provide your own value.*				

Address (of Lending Office):
Registered address of lending office, including country of domicile.

Signature Block:
Signature Block as it would appear on settlement documentation. E.g. (for separately managed account): *ABC Fund by 123 Asset Management as Advisor*

Fund Manager		MEI	*Markit Entity ID*
Lender Parent	*Name of legal parent if different from lender entity. (Optional)*	MEI	*Markit Entity ID*

Firm	*Name of Company*	Fax	*Fax Number*	Email	*Email Address*	*Email Pfd.*
Firm	*Name of Company*	Fax	*Fax Number*	Email	*Email Address*	*Email Pfd.*

Currency	*Applicable Currency.*		
Account With Institution	*Name of Beneficiary's Bank (usually custodian/trustee)*		
SWIFT BIC	*8/11-Character BIC of Beneficiary's Bank*	ABA #	*Routing # or UK Sort Code of Beneficiary's Bank (optional)*
Beneficiary Customer	*Name of Ultimate Beneficiary (Lender)*		
Beneficiary Account #	*Account # of Ult. Beneficiary*	IBAN	*IBAN of Ultimate Beneficiary (opt)*
Payment Reference (Remittance Info)	***Use Standard Wire Reference Format*:*** [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID]		
Special Instructions			

Template above can be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account. Additional templates provided at Appendix A.

SERVICE PROVIDERS & THIRD-PARTY DATA ACCESS

						Doc. Delivery	*Recon & Inventory*
Role	Custodian/Trustee	Name	*Name of Company*	MEI	*Markit Entity ID*	☐	☐
Role	*Relationship to lender.*	Name	*Name of Company*	MEI	*Markit Entity ID*	☐	☐

Appendix B: Lender’s Organizational Structure and Tax Status:

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly.

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America (circle applicable one):

W-9        W-8BEN        W-8BEN-E     W-8ECI        W-8EXP      W-8IMY

Tax Contact:

First:	MI:	Last:
Title:
Street Address:
Suite/ Mail Code:
City:	State:
Postal Code:	Country:
Telephone:	Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.

2.	Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form  W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Bank of America is committed to the protection of personal information we collect and process. We conduct regular assessment reviews and abide by rigorous privacy standards to protect personal information we collect, use and share. For more information about how we protect your privacy, including specific rights that may apply, please visit bankofamerica.com/privacynotice.   Please ensure that you share this information with those in your organization whose information you are sharing with us such as your third party representatives, employees, officers, directors, shareholders, and other related individuals.

EXHIBIT F

FORM OF REPORT OF LETTER OF CREDIT INFORMATION

To:	Bank of America, N.A. as Administrative Agent
Attn:
Phone No.:
Fax No.:

Ref.:	Letters of Credit
Issued for the account of Republic Services, Inc., USE Canada Holdings, Inc., or any Subsidiary thereof under the Second Amended and Restated Credit Agreement dated as of July 26, 2024

Reporting Period : ___/___/20__ through___/___/20__

L/C No.	Maximum Face Amount	Current Face Amount	Escalating Y/N(?) If “Y" Provide Schedule*	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Auto Renewal Period/ Notice	Date of Amendment	Amount of Amendment	Type of Amendment

Exhibit F

Form of Report of Letter of Credit Information

EXHIBIT G-1

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 26, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BENE. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[   ]

Exhibit G-1

Form of U.S. Tax Compliance Certificate

EXHIBIT G-2

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 26, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation(the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit G-2

Form of U.S. Tax Compliance Certificate

EXHIBIT G-3

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 26, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation(the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit G-3

Form of U.S. Tax Compliance Certificate

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 26, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation(the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit G-4

Form of U.S. Tax Compliance Certificate

EXHIBIT H

FORM OF NOTICE OF LOAN PREPAYMENT

Date: ___________, _____7

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of July 26, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and J.P. Morgan Securities LLC, as Sustainability Structuring Agent.

The undersigned hereby requests to prepay8:

Applicable Borrower	Requested Amount	Currency	Base Rate Loan, Term SOFR Loans, Daily SOFR Loans, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan	For Term SOFR Loans or Alternative Currency Term Rate Loans Interest Period (e.g. 1, 3 or 6 month interest period9)

The above-referenced Borrowing(s) shall be prepaid on _______________ (a Business Day).10

[REPUBLIC SERVICES, INC.] [USE CANADA HOLDINGS, INC.]

By:
Name:
Title:

7        Note to Borrower. All prepayments submitted under a single Notice of Loan Prepayment must be effective on the same date. If multiple effective dates are needed, multiple Notice of Loan Prepayment will need to be prepared and signed.

8        Note to Borrower. Complete a new row for each Borrowing being prepaid.

9        Note to Borrower: For Alternative Currency Term Rate Loans bearing interest at Term CORRA, only the 1 or 3 month interest period is available.

10       Note to Borrower. Complete with a Business Day in accordance with Section 2.05(a) of the Credit Agreement.

Exhibit H

Form of Notice of Loan Prepayment

EXHIBIT I

FORM OF PRICING CERTIFICATE

Bank of America, N.A.,

as Administrative Agent

Agency Management

540 W. Madison Street

Mail Code: IL4-540-22-29

Chicago, IL 60661

Attention: Angela Larkin

Telephone: 312-828-3882

Facsimile: 877-206-8409

Electronic Mail: angela.larkin@bofa.com

Copy to:

J.P. Morgan Securities LLC,

as Sustainability Structuring Agent

383 Madison Avenue

6th Floor

New York, New York 10179

Attention: ESG Debt Capital Markets

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of July 26, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Republic Services, Inc., a Delaware corporation (the “Company”), USE Canada Holdings, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and J.P. Morgan Securities LLC, as Sustainability Structuring Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. This Pricing Certificate (this “Certificate”) is furnished pursuant to Section 2.18 of the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN [HIS/HER] CAPACITY AS A RESPONSIBLE OFFICER OF THE COMPANY AND NOT IN AN INDIVIDUAL CAPACITY (AND WITHOUT PERSONAL LIABILITY) THAT:

1.            I am a duly elected Responsible Officer of the Company, and I am authorized to deliver this Certificate on behalf of the Borrowers;

2.            Attached as Annex A hereto is a true and correct copy of the KPI Metrics Report for the 20[   ] calendar year; and

3.            The Sustainability Facility Fee Adjustment in respect of the 20[ ] calendar year is [+][-][             ]% per annum, and the Sustainability Rate Adjustment in respect of the 20[ ] calendar year is [+][-][             ]% per annum, in each case as computed as set forth on Annex B hereto.

Exhibit I

Form of Pricing Certificate

The foregoing certifications are made and delivered as of the date first set forth above.

Very truly yours,

REPUBLIC SERVICES, INC.,
as the Company

By:
Name:
Title:

Exhibit I

Form of Pricing Certificate

Annex A

KPI Metrics Report See attached.

Exhibit I

Form of Pricing Certificate

Annex B

Sustainability Facility Fee Adjustment; Sustainability Rate Adjustment

1.	KPI Metrics: for the 20[ ] fiscal year[1]:

a.	Renewable Energy Amount: [ ]

b.	Renewable Energy Threshold A: [ ]

c.	Renewable Energy Target A: [ ]

d.	Total Recordable Incident Rate: [ ]

e.	TRIR Threshold B: [ ]

f.	TRIR Target B: [ ]

Exhibit I

Form of Pricing Certificate

Please refer to the Sustainability Table (Schedule 2.18 to the Credit Agreement) for the applicable targets and thresholds for such fiscal year.

Exhibit I

Form of Pricing Certificate

2.            Calculation of the Sustainability Facility Fee Adjustment: The Sustainability Facility Fee Adjustment is equal to an amount (whether positive, negative or zero) expressed as a percentage, equal to the sum of (a) the Renewable Energy Facility Fee Adjustment Amount (whether positive, negative or zero) plus (b) the TRIR Facility Fee Adjustment Amount (whether positive, negative or zero), each as set forth in the below Sustainability Facility Fee Adjustment Table and with reference to the KPI Metrics Report (see Annex A) and the Sustainability Table (Schedule 2.18 to the Credit Agreement).

Sustainability Facility Fee Adjustment Table

Renewable Energy		Total Recordable Incident Rate (TRIR)
KPI Metric	Renewable Energy Facility Fee Adjustment Amount	KPI Metric	TRIR Facility Fee Adjustment Amount
Less than the Renewable Energy Threshold A	+0.005%	Greater than the TRIR Threshold B	+0.005%
Greater than or equal to the Renewable Energy Threshold A but less than the Renewable Energy Target A	0.000%	Less than or equal to the TRIR Threshold B but greater than the TRIR Target B	0.000%
Greater than or equal to the Renewable Energy Target A	-0.005%	Less than or equal to the TRIR Target B	-0.005%

a.     Renewable Energy Facility Fee Adjustment Amount: [+][-] [           ]%

b.     TRIR Facility Fee Adjustment Amount: [+][-] [            ]%

c.     Sustainability Facility Fee Adjustment (sum of (a) and (b)): [+][-] [           ]%

Exhibit I

Form of Pricing Certificate

3.            Calculation of the Sustainability Rate Adjustment: The Sustainability Rate Adjustment is equal to an amount (whether positive, negative or zero) expressed as a percentage, equal to the sum of (a) the Renewable Energy Applicable Rate Adjustment Amount (whether positive, negative or zero) plus (b) the TRIR Applicable Rate Adjustment Amount (whether positive, negative or zero), each as set forth in the below Sustainability Applicable Rate Adjustment Table and with reference to the KPI Metrics Report (see Annex A) and the Sustainability Table (Schedule 2.18 to the Credit Agreement).

Sustainability Applicable Rate Adjustment Table

Renewable Energy Amount		Total Recordable Incident Rate (TRIR)
KPI Metric	Renewable Energy Applicable Rate Adjustment Amount	KPI Metric	TRIR Applicable Rate Adjustment Amount
Less than the Renewable Energy Threshold A	+0.020%	Greater than the TRIR Threshold B	+0.020%
Greater than or equal to the Renewable Energy Threshold A but less than the Renewable Energy Target A	0.000%	Less than or equal to the TRIR Threshold B but greater than the TRIR Target B	0.000%
Greater than or equal to the Renewable Energy Target A	-0.020%	Less than or equal to the TRIR Target B	-0.020%

a.     Renewable Energy Applicable Rate Adjustment Amount: [+][-] [          ]%

b.     TRIR Applicable Rate Adjustment Amount: [+][-] [          ]%

c.     Sustainability Rate Adjustment (sum of (a) and (b)): [+][-] [         ]%